UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) Of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

First Community Bank Corporation of America

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	$125 per Exchange Act Rules O-11(c)(1)(iii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☒	Fee computed on table below per Exchange Act Rules 14-a6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

N/A

2)	Aggregate number of securities to which transaction applies:

N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Substantially all assets of the registrant are being sold for cash consideration of $10,000,000. The filing fee equals the product of 0.00011610 multiplied by the maximum aggregate value of the transaction.

4)	Proposed maximum aggregate value of transaction:

$10,000,000

5)	Total fee paid:

$1,161

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY — SUBJECT TO COMPLETION — DATED MARCH 3, 2011

Dear Fellow Shareholder:

You are cordially invited to attend the upcoming special meeting of shareholders of First Community Bank Corporation of America (“FCBC”) to be held on [ — ], 2011, at [ — ] a.m. Eastern Time at our headquarters located at 9001 Belcher Road, Pinellas Park, Florida 33782.

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Plan of Complete Liquidation and Dissolution of FCBC, in the form of Appendix A attached to the accompanying proxy statement, and the Acquisition Agreement, dated February 10, 2011, among FCBC, First Community Bank of America (the “Bank”), CBM Florida Holding Company (“CBMHC”) and Community Bank & Company (“CB&C”), in the form of Appendix B attached to the accompanying proxy statement, which were both approved by the Board of Directors on February 10, 2011. The Plan contemplates the merger of the Bank with and into CB&C and the sale of the stock of First Community Lender Services, Inc. to CB&C, pursuant to the terms of the Acquisition Agreement, to be followed by the dissolution of FCBC and the distribution of its assets to its shareholders.

As discussed in more detail in the accompanying proxy statement, in the event we receive shareholder approval of the Plan of Complete Liquidation and Dissolution of FCBC and consummate the transactions contemplated in the Acquisition Agreement, we estimate that the aggregate amount of cash distributions to our shareholders to be approximately $0.         per share of FCBC common stock. However, uncertainties as to the timing of the closing, if any, of these transactions, the ultimate amount of our liabilities, the amount of operating costs during the liquidation process and the timing to complete the liquidation make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our shareholders or the timing of any such distribution.

Details of the proposal, the background and the reasons for the proposal are set forth in the enclosed proxy statement, which you are urged to read carefully. The Board of Directors believes that the proposal is in the best interests of FCBC and its shareholders. In arriving at its decision to recommend the proposal, the Board of Directors carefully reviewed and considered the terms and conditions of the proposal and the factors described in the enclosed proxy statement.

The Board of Directors has approved the proposal and recommends that the holders of common stock vote “FOR” the proposal to approve the Plan of Complete Liquidation and Dissolution and the Acquisition Agreement.

The Board of Directors has fixed [ — ], 2011 as the record date for the Special Meeting. Only shareholders of record at the close of business on that date will receive notice of and be entitled to vote at the Special Meeting. All shareholders are cordially invited to attend the Special Meeting.

If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the Special Meeting, however, will not revoke your proxy; you must vote at the Special Meeting. If you do not attend the Special Meeting, you may still revoke your proxy at any time prior to the Special Meeting by providing a later dated proxy or by providing written notice of your revocation to our Corporate Secretary. The notice and proxy statement are first being mailed to our shareholders on or about [ — ], 2011. Please follow the voting instructions on the enclosed proxy card to vote. Your prompt cooperation will be greatly appreciated.

On behalf of the FCBC Board of Directors, thank you for your continued support.

Sincerely,

Kenneth P. Cherven
President and Chief Executive Officer

The accompanying proxy statement is dated [ — ], 2011 and is first being mailed to the shareholders of FCBC on or about [ — ], 2011.

Notice of Special Meeting of Shareholders

To the Shareholders of First Community Bank Corporation of America (“FCBC”):

We are pleased to invite you to attend the upcoming special meeting of shareholders of FCBC (the “meeting”), which will be held on [ — ], 2011 at [ — ] a.m., Eastern Time, at FCBC’s corporate headquarters located at 9001 Belcher Road, Pinellas Park, Florida 33782, to consider the approval of the Plan of Complete Liquidation and Dissolution of FCBC, in the form of Appendix A attached to the accompanying proxy statement, and the Acquisition Agreement, dated February 10, 2011, among FCBC, First Community Bank of America (the “Bank”), CBM Florida Holding Company (“CBMHC”) and Community Bank & Company (“CB&C”), in the form of Appendix B attached to the accompanying proxy statement.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the proposal and the Special Meeting. Shareholders of record at the close of business on [ — ], 2011 are entitled to receive notice of and to vote at the Special Meeting and any adjournment thereof.

The Board of Directors has approved the proposal and recommends that the holders of common stock vote “FOR” the approval of the proposal to approve the Plan and the Acquisition Agreement.

If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the Special Meeting, however, will not revoke your proxy; you must vote at the Special Meeting. If you do not attend the Special Meeting, you may still revoke your proxy at any time prior to the Special Meeting providing a later dated proxy or by providing written notice of your revocation to our Corporate Secretary. The notice and proxy statement are first being mailed to our shareholders on or about [ — ], 2011. Please note that attendance at the Special Meeting will be limited to shareholders of FCBC as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Special Meeting your bank or brokerage statement evidencing your beneficial ownership of FCBC common stock.

As authorized by the Board of Directors,

Kenneth P. Cherven
President and Chief Executive Officer

Pinellas Park, Florida

[ — ], 2011

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy at any time before the meeting. If you hold shares through a bank, broker or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or nominee provides to you with these materials.

The accompanying proxy statement provides a detailed description of the Plan of Complete Liquidation and Dissolution of FCBC and the Acquisition Agreement. We urge you to read the accompanying proxy statement, including any documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of FCBC common stock, please contact Kay M. McAleer, Vice President/Corporate Secretary, First Community Bank Corporation of America, 9001 Belcher Road, Pinellas Park, Florida 33782, telephone number (727) 520-0987.

Important Notice Regarding the Availability of Proxy Materials for FCBC’s Special Meeting of Shareholders to Be Held on [ — ], 2011: The accompanying proxy statement is available at http://www.FCFLproxy.com.

Appendix A	Plan of Complete Liquidation and Dissolution of FCBC	A-1

Appendix B	Acquisition Agreement, dated as of February 10, 2011, among First Community Bank Corporation of America, First Community Bank of America, CBM Florida Holding Company and Community Bank & Company

Appendix C	Fairness Opinion of Sandler O’Neill + Partners, L.P.

i

QUESTIONS AND ANSWERS ABOUT THE PLAN AND VOTING PROCEDURES FOR THE SPECIAL MEETING

The following are some questions that you, as a shareholder of First Community Bank Corporation of America (“FCBC”), may have regarding the proposal being considered at FCBC’s special meeting of shareholders to be held on [—], 2011, which is referred to in this proxy statement as the “meeting”, the voting procedures for the meeting and the answers to those questions. You are urged to carefully read this proxy statement and the other documents referred to in this proxy statement in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the matters to be considered at the meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement.

Q:	Why am I receiving this document?

A:	The FCBC Board of Directors adopted a Plan of Complete Liquidation and Dissolution of FCBC (the “Plan”) on February 10, 2011, and in connection therewith, approved and authorized the execution of an Acquisition Agreement, also dated February 10, 2011, by and among FCBC, First Community Bank of America, Community Bank & Company (“CB&C”), and CBM Florida Holding Company (“CBMHC”), the majority shareholder of CB&C. The Acquisition Agreement provides for the merger of First Community Bank of America with and into CB&C, as well as the sale by FCBC of the stock of First Community Lender Services, Inc. (“FC Lender Services”) to CB&C, upon the terms, and subject to the conditions, set forth in the Acquisition Agreement. The merger of First Community Bank of America with and into CB&C, and the sale of the stock of FC Lender Services to CB&C, are together referred to in this proxy statement as the “Disposition.” Pursuant to the Plan, if the Disposition is consummated, it will be followed by the dissolution of FCBC, the winding up of its business and the distribution of its remaining cash to the holders of its common stock. The Plan and the Acquisition Agreement are subject to the approval of the holders of the common stock of FCBC at the meeting. Consummation of the Plan is subject to the prior consummation of the Disposition. If the Acquisition Agreement is terminated prior to the closing of the Disposition, the Plan will terminate.

Q:	What will FCBC receive under the Acquisition Agreement?

A:	If and when the Disposition is consummated, CB&C will pay Ten Million Dollars ($10,000,000) to FCBC.

Q:	Are there any other matters to be addressed at the meeting?

A:	No. No other matters may be brought before the meeting.

Q:	What is a proxy and how do I vote?

A:	A proxy is a legal designation of another person to vote your shares on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by using the toll-free number or the Internet Web site if your proxy card includes instructions for using these quick, cost-effective and easy methods for submitting proxies. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with these proxy materials. If you submit a proxy by telephone or the Internet Web site, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the meeting. You also may vote by submitting a ballot in person if you attend the meeting. However, FCBC encourages you to submit a proxy by mail by completing your proxy card, by telephone or via the Internet Web site even if you plan to attend the meeting. If you hold shares through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Q:	When is this proxy statement being mailed?

A:	This proxy statement and the proxy card are first being sent to FCBC shareholders on or about [ — ], 2011.

Q:	When and where will the meeting be held?

A:	The meeting will be held at FCBC’s corporate headquarters located at 9001 Belcher Road, Pinellas Park, Florida 33782 on [ — ], 2011 at [ — ] a.m., Eastern Time.

Q.	Who is entitled to vote at the meeting?

A:	All holders of FCBC common stock who held shares at the close of business on the “record date” ([ — ], 2011) are entitled to receive notice of and to vote at the meeting.

Q:	How many shares may be voted at the meeting?

A:	All shareholders who hold shares of FCBC common stock at the close of business on the “record date” ( [ — ] , 2011) are entitled to vote at the meeting. As of the close of business on the record date, there were 5,459,173 shares of FCBC common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote.

Q:	What constitutes a quorum for the meeting?

A:	A majority of the outstanding shares of common stock being present in person or represented by proxy constitutes a quorum for the meeting.

Q:	How many votes are required for the adoption of the proposal?

A:	Adoption of the proposal to approve the Plan and the Acquisition Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the FCBC common stock, in person or by proxy.

Q:	Have any shareholders committed to vote in favor of the approval of the proposal?

A:	Yes. All of the members of our Board of Directors, certain of our officers, and entities controlled by one or more directors, have entered into a Support Agreement with CBMHC and CB&C in which they have individually agreed to vote their shares in favor of the approval of the Acquisition Agreement so long as the Acquisition Agreement is in effect. Such persons and entities held approximately 51.8% of the outstanding shares of FCBC common stock as of the close of business on the record date. Such shareholders also own a substantial majority of the 313,297 outstanding shares of our 10% Cumulative Convertible Perpetual Preferred Stock, Series B (the “Series B Convertible Preferred Stock”). Following the mandatory conversion of the Series B Convertible Preferred Stock into 3,132,970 shares of our common stock on March 31, 2011, pursuant to the terms of our Amended and Restated Articles of Incorporation designating and governing the Series B Convertible Preferred Stock, such shareholders will hold approximately 57.2% of the 8,592,143 shares of FCBC common stock that will be outstanding following such conversion.

Q:	What is the amount of the payment that shareholders will receive from our liquidation?

A:	We currently estimate that the aggregate amount of cash distributions to holders of common stock to be approximately $0. per share of FCBC common stock. However, uncertainties as to the timing of the closing of the Disposition, the ultimate amount of our liabilities, the amount of operating costs during the liquidation process and the related timing to complete the liquidation make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our holders of common stock or the timing of any such distributions.

The following is a table showing management’s current estimate of cash proceeds and disbursements and of our ultimate cash distribution to common shareholders on or about December 31, 2011. This estimate is based on certain assumptions, which are set forth below, as well as the assumption that on or prior to the six month anniversary of the closing of the Acquisition Agreement, no claims are asserted against FCBC (including claims by CBMHC or CB&C for indemnification under the Acquisition Agreement), and that no other unforeseen events occur that would delay FCBC’s ability to distribute the remaining proceeds of the Disposition by December 31, 2011. Any such events would reduce the amount available for distributions to shareholders.

Estimated cash on hand at FCBC immediately prior to the closing of the Disposition		$1,488,000

Disposition Consideration		$10,000,000

Estimated Disposition related expenses (1)		$812,000

Estimated amount payable to the US Treasury for the Series A Preferred Stock issued under TARP (2)	$

Estimated administrative costs and expenses during the liquidation process (3)		$32,000

Estimated amount available for distribution to holders of common stock (4)		$0.

(1)	Includes investment banking fees, legal fees, the cost of the special shareholder meeting and the modified change-in-control amount payable to Kenneth P. Cherven, described under the heading “Interests of Certain Persons in the Disposition.”
(2)	Per agreement negotiated with the US Treasury for redemption of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the US Treasury in December 2008. This represents a discount of approximately 29% from the total amount payable upon redemption of the Preferred Stock.
(3)	Includes post-closing expenses and costs expected to be incurred in the preparation of tax returns, financial statements, filings with the SEC, and distributions to shareholders.
(4)	Assumes the conversion of all outstanding Series B Convertible Preferred Stock on March 31, 2011, resulting in 8,592,143 shares of common stock outstanding on April 1, 2011.

Q:	When will holders of common stock receive a payment from the liquidation?

A:	Although the Board of Directors has not established a firm timetable for distribution to shareholders, if the Plan is approved by the shareholders and the Disposition is consummated, we anticipate making distributions promptly after the end of the survival period for the majority of the representations and warranties set forth in the Acquisition Agreement, which is six months from the date of the closing of the Disposition. However, distributions to our shareholders could be delayed by, among other things, the timing of any claims by creditors and any pending or subsequently filed litigation matters. The Plan provides that distributions shall be made within one year after the closing of the Disposition.

Q:	Can I keep my vote secret?

A:	Yes. You may request that your vote be kept secret until after the meeting by asking FCBC to do so on your proxy card or by following the instructions when submitting your proxy by telephone or via the Internet Web site.

Q:	How will abstentions be counted?

A:	Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you abstain from voting on the proposal to adopt the Plan and the Acquisition Agreement, you will effectively vote against the proposal at the meeting. Because the proposal must be adopted by a majority of the votes entitled to be cast, abstentions could affect the outcome of the vote.

Q:	How will my shares be represented at the meeting?

A:	At the meeting, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you hold your shares directly (not in “street name” through a broker, bank or other nominee) and you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the FCBC Board of Directors recommends, which is FOR the proposal to approve the Plan and the Acquisition Agreement.

Q:	What happens if I sell my shares after the record date but before the meeting?

A:	The record date of the meeting is earlier than the date of the meeting. If you transfer your FCBC shares after the record date but before the date of the meeting, you will retain your right to vote at the meeting.

Q:	What do I do if I receive more than one proxy statement or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name,” or otherwise through a broker, bank or other nominee, you may receive more than one proxy statement and/or set of voting instructions relating to the meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Am I entitled to seek dissenters’ rights if I do not vote in favor of the proposal?

A:	No. Under Florida law, record holders of FCBC common stock who do not vote in favor of the approval of the Plan and the Acquisition Agreement are not entitled to dissenters’ rights.

Q:	If my shares of FCBC common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on the proposal. Because approval requires the affirmative vote of a majority of the votes entitled to be cast at the meeting, if you do not instruct your broker to vote your shares in favor of the proposal, your shares will be considered as votes against the proposal.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy at any time before the meeting. If you are a shareholder of record, you can revoke your proxy before it is exercised by written notice to the Office of the Secretary of FCBC, by timely delivery of a valid, later-dated proxy card or a later-dated proxy submitted by telephone or via the Internet Web site, or by voting by ballot in person if you attend the meeting. Simply attending the meeting will not revoke your proxy. If you hold shares through a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee.

Q:	Who may attend the meeting?

A:	FCBC shareholders of record (or their authorized representatives) and FCBC’s invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker, bank or other nominee (and can provide documentation showing ownership such as a letter from your broker, bank or nominee or a recent account statement) at the close of business on the record date ( [ — ] , 2011), you will be permitted to attend the meeting. Shareholders may call the Vice President/Secretary of FCBC at (727) 520-0987 to obtain directions to the meeting.

Q:	Will cameras and recording devices be permitted at the meeting?

A:	No. Shareholders are not permitted to bring cameras or recording equipment into the meeting room.

Q:	Who should I call with questions?

A:	FCBC shareholders should contact Kay M. McAleer, Vice President/Corporate Secretary, First Community Bank Corporation of America, 9001 Belcher Road, Pinellas Park, Florida 33782, telephone (727) 520-0987 with any questions about this proxy statement or to obtain additional copies of this proxy statement or additional proxy cards. The proxy statement can be found at www.FCFLproxy.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the transactions to which this proxy statement relates, and other business developments and activities and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Acquisition Agreement, including a termination under circumstances that could require us to pay a termination fee;

•

the inability to complete the Disposition due to the failure to obtain the Company Shareholder Approval or the failure to satisfy other conditions to completion of the merger of the Bank with CB&C, including the receipt of required regulatory approvals;

•	the failure of the merger of the Bank with CB&C to close for any other reason;

•	the possibility that alternative takeover proposals will or will not be made;

•	risks that the proposed Disposition disrupts current plans and operations and the potential difficulties in employee retention as a result of the Disposition;

•

the outcome of any legal proceedings, regulatory proceedings or enforcement matters that are currently underway or that may be instituted against the Company and/or others relating to the Acquisition Agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the Acquisition Agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger of the Bank with CB&C;

•	the possible adverse effect on our business and the price of the Company common stock if the merger of the Bank with CB&C is not consummated in a timely manner or at all;

•	the effect of the announcement of the Disposition on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Disposition.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained herein. We are under no obligation to publicly release any revision to any forward-looking statement contained herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

SUMMARY

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement and the other documents referred to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the proposal. See “Where You Can Find More Information” beginning on page [            ]. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.

Information About The Companies

First Community Bank Corporation of America, First Community Bank and FC Lender Services

First Community Bank Corporation of America (“FCBC”) is a Florida-based unitary savings and loan holding company with one wholly-owned bank subsidiary, First Community Bank of America (the “Bank”), a federal savings association under the supervision of the Office of Thrift Supervision (the “OTS”), and one nonbank subsidiary, First Community Lender Services, Inc. (“FC Lender Services”). Unless otherwise specified, the words “we,” “our” and the “Company” refers collectively to FCBC, the Bank and FC Lender Services.

FCBC owns all of the outstanding common stock of the Bank and FC Lender Services. Our primary business activity is the operation of the Bank, which was established in February 1985. The Bank has eleven Florida branch locations in Pinellas, Hillsborough, Pasco, and Charlotte Counties. It is a federally-chartered stock savings bank that provides a variety of banking services to small and middle market businesses and individuals through its four banking offices located in Pinellas County, two banking offices located in Hillsborough County, two banking offices located in Pasco County, and three banking offices located in Charlotte County.

The Bank is also a provider of association lockbox services, which supports the payment processing needs of property management companies along the West Coast of Florida. The Bank’s automated, state-of-the-art, association lockbox system offers its clients relief from the previously labor-intensive collection of maintenance payments, and allows associations to have those fees immediately deposited into their bank accounts.

FC Lender Services was incorporated in 2001 as a wholly-owned subsidiary of FCBC. FC Lender Services was originally established to network with title insurance vendors. In November 2004, 1031 Exchange services were added. A 1031 Exchange allows customers to sell investment property/properties and defer any capital gains taxes by purchasing a “like-kind” replacement property/properties within a certain time frame under Section 1031 of the Internal Revenue Code of 1986, as amended, or the Code. FC Lender Services had only nominal operations in 2009 and 2010.

The executive offices of FCBC are located at 9001 Belcher Road, Pinellas Park, 33782, and our phone number is (727) 520-0987.

CBM Florida Holding Company and Community Bank & Company

CBM Florida Holding Company (“CBMHC”), a Delaware corporation is the majority shareholder of Community Bank & Company. The offices of CBMHC are located at 2025 Lakewood Ranch Boulevard, Lakewood Ranch, FL 34211 and its phone number is (941) 750-0700. Community Bank & Company is a Florida chartered banking corporation. The offices of CB&C are located at 2025 Lakewood Ranch Boulevard, Lakewood Ranch, FL 34211 and its phone number is (941) 750-0700.

The Plan of Complete Liquidation and Dissolution and the Disposition (page [            ])

On February 10, 2011, the Board of Directors approved a Plan of Complete Liquidation and Dissolution of FCBC, in the form of Appendix A attached to the accompanying proxy statement, which contemplates the sale of substantially all of the assets of FCBC pursuant to the Acquisition Agreement, dated February 10, 2011, among FCBC, the Bank, CBMHC and CB&C, in the form of Appendix B attached to the accompanying proxy statement, which also was approved by the Board of Directors on February 10, 2011. The Acquisition Agreement contemplates the merger of the Bank with and into CB&C and the sale of the stock of First Community Lender Services, Inc. to CB&C, pursuant to the terms and conditions set forth in the Acquisition Agreement, which is referred to in this proxy statement as the “Disposition.” The Plan provides that following the consummation of the Disposition, FCBC will be dissolved, its business wound up and its remaining cash distributed to its shareholders. Approval of the Plan and the Acquisition Agreement are subject to the approval of the holders of the FCBC common stock at the meeting.

Copies of the Plan and the Acquisition Agreement are attached to this proxy statement as Appendix A and Appendix B, respectively. You are encouraged to read the Plan and Acquisition Agreement carefully in their entirety.

Disposition Consideration (page [            ])

If and when the Disposition is consummated, CB&C will pay Ten Million Dollars ($10,000,000) to FCBC.

Recommendation of the FCBC Board of Directors (page [            ])

The FCBC Board of Directors believes that the Plan and the Acquisition Agreement are advisable and are fair to, and in the best interests of, FCBC and its shareholders and has approved the Plan and the Acquisition Agreement. The FCBC Board of Directors recommends that FCBC shareholders vote “FOR” approval of the Plan and the Acquisition Agreement.

Opinion of FCBC’s Financial Advisor (page [            ])

On February 10, 2011, Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), rendered its written opinion to the FCBC Board of Directors that, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth in the opinion, the consideration to be received by FCBC pursuant to the Acquisition Agreement is fair, from a financial point of view, to FCBC. The full text of the written opinion of Sandler O’Neill, dated as of February 10, 2011, setting forth, among other things, the assumptions made, procedures followed, matters considered and the limitations on the opinion and review undertaken in connection with rendering the opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference.

Interests of FCBC’s Directors and Executive Officers (page [            ])

In considering the recommendation of the FCBC Board of Directors with respect to the approval of the proposal, FCBC shareholders should be aware that Kenneth P. Cherven, a Director, President and Chief Executive Officer of FCBC, has interests that are different from, and in addition to, the interests of FCBC’s shareholders generally. The FCBC Board of Directors was aware of these interests, and considered these interests, among other matters, in adopting the Plan and in evaluating and negotiating the Acquisition Agreement, and in recommending to the shareholders that the Plan and the Acquisition Agreement be adopted.

These interests and arrangements are as follows: upon the closing of the Disposition, Mr. Cherven would have been entitled under the terms of his employment agreement to terminate his employment with FCBC and receive a change-in-control payment of approximately $594,000 from FCBC.

Subsequent to the execution of the Acquisition Agreement, in light of the amount anticipated to be distributed to the holders of the common stock of FCBC upon dissolution of FCBC, Mr. Cherven agreed to an amendment to his employment agreement which reduces the amount of the payment to $300,000.

Regulatory Approvals Required for the Disposition (page [            ])

FCBC, the Bank, CBMHC and CB&C have each agreed to use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Acquisition Agreement.

Expected Timing of the Disposition and Plan

FCBC currently expects to complete the Disposition in May 2011, subject to receipt of FCBC shareholder approval of the proposal, governmental and regulatory approvals for the Disposition, and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the Disposition will occur. If the Acquisition Agreement is terminated prior to the closing of the Disposition, the Plan will terminate.

Material U.S. Federal Income Tax Consequences of the Transaction (page [            ])

Taxation of U.S. Shareholders. An exchange of shares of common stock for cash pursuant to the liquidation of FCBC will be a taxable transaction for U.S. federal income tax purposes. Consequently, an exchanging U.S. shareholder will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received or deemed received in the liquidation and (ii) the adjusted tax basis in the shares of common stock exchanged therefor. Such gain or loss generally will be (i) calculated separately for each block of shares of common stock (i.e., shares of common stock that were acquired at the same cost in a single transaction) exchanged pursuant to the liquidation (ii) capital gain or loss and (iii) long-term capital gain or loss if the U.S. shareholder held the shares of common stock exchanged for cash pursuant to the liquidation for more than one year. The long-term capital gains of individuals, estates and certain trusts generally are eligible for reduced rates of U.S. federal income tax. Generally, long-term capital gains recognized by non-corporate U.S. Shareholders will be subject to tax at a rate not to exceed 15%. The deductibility of capital losses is subject to limitations.

Tax matters are very complicated. The tax consequences of the transaction to you will depend on your own situation. You are urged to consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the transaction to you.

Dissenters’ Rights

Under Florida law, the holders of FCBC common stock are not entitled to dissenters’ rights with respect to the Plan and Disposition. Therefore, although holders of FCBC common stock may vote against the approval of the Plan and Acquisition Agreement, they will not have the right under Florida law to demand payment of the “fair value” of their shares from FCBC.

Conditions to Complete the Disposition (page [            ])

Each of FCBC’s, the Bank’s CBMHC’s and CB&C’s obligation to effect the Disposition is subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	Approval of the Acquisition Agreement by FCBC’s shareholders;

•	CBMHC and CB&C shall have obtained the consents and approvals of the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation; and

•

No court or regulatory agency of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the Disposition or the other transactions contemplated by this Agreement.

FCBC’s and the Bank’s obligations to effect the Disposition are subject to the satisfaction or waiver of the following conditions:

•

CBMHC and CB&C shall have performed in all material respects their covenants contained in the Acquisition Agreement required to be performed on or prior to the effective time of the merger and the FCBC shall have received a certificate of an executive officer of CB&C and CBMHC to that effect; and

•

The representations and warranties of FCBC and CB&C contained in the Acquisition Agreement shall be true and correct in all material respects, as of the date of the Acquisition Agreement and at and as of the effective time of the merger with the same force and effect as if made at and as of the effective time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). FCBC shall have received a certificate of an executive officer of CB&C and CBMHC as to the satisfaction of this condition.

CB&C’s and CBMHC’s obligations to effect the Disposition are subject to the satisfaction or waiver of the following conditions:

•

FCBC and the Bank shall have performed in all material respects their respective covenants contained in the Acquisition Agreement required to be performed on or prior to the effective time of the merger and CBMHC and CB&C shall have received a certificate of the President or Chief Executive Officer of FCBC and the Bank to that effect;

•

The representations and warranties of FCBC and the Bank contained in the Acquisition Agreement shall be true and correct in all material respects, in each case, as of the date of the Acquisition Agreement and at and as of the effective time of the merger with the same force and effect as if made at and as of the effective time of the merger (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). CBMHC and CB&C shall have received a certificate of the President or Chief Executive Officer of FCBC and the Bank to the satisfaction of this condition;

•

Since the date of the Acquisition Agreement, there shall not have been any event, change or occurrence which had, or, in the opinion of CBMHC, is reasonably likely to have individually or in the aggregate, a material adverse effect;

•	No Bankruptcy Event (as defined in the Acquisition Agreement) shall have occurred;

•

The Bank shall not be a party or subject to any written agreement, or order of any regulatory agency, including the FDIC or the OTS, unless the applicable regulatory agency has confirmed that such written agreement, memorandum of understanding or order will be terminated as of the closing date of the Disposition; and

•	The FDIC and the OTS shall have terminated the existing Memorandum of Understanding between the FDIC, the OTS and the Bank.

FCBC cannot provide assurance as to when or if all of the conditions to the Disposition can or will be satisfied or waived by the appropriate party, or that the Disposition will be completed. As of the date of this proxy statement, FCBC has no reason to believe that any of these conditions will not be satisfied.

Closing (page [            ])

Under the terms of the Acquisition Agreement, the closing of the Disposition will occur as soon as possible, and in any event not later than five business days, following the satisfaction or (subject to applicable law) waiver of the conditions to closing (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties.

Termination of the Acquisition Agreement (page [            ])

FCBC and CBMHC may mutually agree to terminate the Acquisition Agreement before completing the Disposition, even after FCBC shareholder approval is received, by mutual written consent.

FCBC or CBMHC may terminate the Acquisition Agreement if, at FCBC Shareholders’ Meeting (including any adjournment, continuation or postponement thereof), FCBC Shareholder Approval shall not have been obtained. However, the right to terminate the Acquisition Agreement for this reason shall not be available to FCBC where the failure to obtain FCBC Shareholder Approval shall have been caused by the action or failure to act of FCBC and such action or failure to act constitutes a material breach by FCBC of the Acquisition Agreement.

In addition, any party may terminate the Acquisition Agreement if:

•

the Disposition has not been consummated by May 31, 2011 (the “Termination Date”), provided, however, that the Termination Date may be extended for a period of five (5) days by CBMHC or FCBC by giving written notice to the other party at least three (3) business days prior to the initial Termination Date if (i) certain conditions have not been satisfied on or prior to the initial Termination Date, and (ii) all other conditions to the consummation of the Disposition are satisfied on or prior to the Termination Date or capable of then being satisfied at the closing of the Disposition. However, the right to terminate the Acquisition Agreement pursuant to this paragraph is not be available to any party whose failure to perform any of its obligations under the Acquisition Agreement required to be performed by it at or prior to such date has been the cause of, or resulted in, the failure of the Disposition to have become effective on or before such date; or

•

if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a regulatory agency shall have issued an order, decree, ruling or injunction or taken any other action (including the failure to have taken action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Disposition and such order, decree, ruling or injunction shall have become final and non-appealable.

FCBC may also terminate the Acquisition Agreement under the following circumstances:

•

if either CBMHC or CB&C shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Acquisition Agreement, which breach or failure to perform (i) would result in a failure of certain closing conditions and (ii) cannot be cured by the Termination Date. However, FCBC shall have given CBMHC and CB&C written notice, delivered at least thirty (30) days prior to such termination, stating FCBC’s intention to terminate the Acquisition Agreement pursuant to this paragraph and the basis for such termination; or

•	if FCBC receives a Superior Proposal as set forth below in the section titled “Plan of Complete Liquidation and Dissolution – The Acquisition Agreement - Agreement Not to Solicit Other Offers.”

CBMHC may terminate the Acquisition Agreement under the following circumstances:

•

if FCBC or the Bank shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Acquisition Agreement, which breach or failure to perform (i) would result in a failure of a certain closing conditions and (ii) cannot be cured by the Termination Date. However, CBMHC and CB&C shall have given FCBC written notice, delivered at least thirty (30) days prior to such termination, stating CBMHC and CB&C’s intention to terminate the Agreement pursuant to this paragraph and the basis for such termination; or

•

prior to FCBC Shareholders’ Meeting, if FCBC Board shall (A) fail to recommend the Disposition, (B) effect a Company Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by FCBC Board to the shareholders of FCBC pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to constitute a Company Change of Recommendation), or (C) resolve to do any of the foregoing.

Termination Fees and Expenses (page [            ])

Under the terms of the Acquisition Agreement, if:

•

FBMHC or FCBC terminates the Acquisition Agreement because the Disposition has not been consummated by May 31, 2011 (subject to extension as set forth in the Acquisition Agreement), and any person has made an Acquisition Proposal which proposal has been publicly disclosed and not withdrawn prior to the termination of the Acquisition Agreement and within twelve (12) months after the termination of the Acquisition Agreement, any Company Disposition shall have been consummated or any definitive agreement with respect to any Company Disposition shall have been entered into;

•	CBMHC or FCBC terminates the Acquisition Agreement because FCBC Shareholder Approval was not obtained at FCBC Shareholders’ Meeting;

•

CBMHC terminates the Acquisition Agreement prior to FCBC Shareholders’ Meeting, because FCBC Board (A) failed to recommend the Disposition, (B) effected a Company Change of Recommendation, or (C) resolved to do any of the foregoing;

•	FCBC terminates the Acquisition Agreement because it receives a Superior Proposal as set forth above in the section titled “Agreement Not to Solicit Other Offers”; or

•	CBMHC terminates the Acquisition Agreement due to FCBC’s or the Bank’s willful breach of or willful failure to perform its obligations under any covenant contained in the Acquisition Agreement;

then FCBC and the Bank shall pay CBMHC a fee, in immediately available funds, in an amount equal to Seven Hundred Thousand Dollars ($700,000) (the “Termination Fee”).

If FBMHC or FCBC terminates the Acquisition Agreement because the Disposition has not been consummated by May 31, 2011 (subject to extension as set forth in the Acquisition Agreement), and any person has made an Acquisition Proposal which proposal has been publicly disclosed and not withdrawn prior to the termination of the Acquisition Agreement and within twelve (12) months after the termination of the Acquisition Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to any Company Acquisition shall have been entered into; the Termination Fee shall be payable on the date that such Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into.

If the Acquisition Agreement is terminated for any of the other reasons set forth in the bullet points above, the Termination Fee shall be payable upon the termination of the Acquisition Agreement.

In the event that FCBC and the Bank are required to pay the Termination Fee as set forth herein, FCBC and the Bank shall also be required to pay CBMHC’s expenses at the time that FCBC and the Bank are obligated to pay the Termination Fee, up to $300,000.

Except with respect to any fraud or intentional breach of the Acquisition Agreement by FCBC or the Bank, CBMHC’s right to receive the Termination Fee and the payment of the CBMHC’s Expenses as et forth herein shall be the exclusive remedy of the CBMHC and CB&C against FCBC, the Bank or any of their shareholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of the Acquisition Agreement by FCBC or the Bank or the failure of the Disposition to be consummated upon termination of the Acquisition Agreement.

If FCBC and the Bank fail promptly to pay the Termination Fee or expenses due to CBMHC and, in order to obtain such payment, CBMHC commences a suit that results in a judgment against FCBC or the Bank for such amounts, FCBC and the Bank shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the CBMHC and CB&C (including reasonable legal fees and expenses) in connection with such suit.

FCBC Special Meeting (page             )

The meeting will be held at FCBC’s corporate headquarters located at 9001 Belcher Road, Pinellas Park, Florida 33782 on [ — ], 2011 at [ — ] a.m., Eastern Time. At the meeting, FCBC shareholders will be asked to vote on the approval of the Plan and the Acquisition Agreement.

Record Date. Only holders of record at the close of business on [ — ], 2011 will be entitled to vote at the meeting. As of the close of business on the record date of [ — ], 2011, there were 5,459,173 shares of FCBC common stock outstanding and entitled to vote at the meeting. Each holder of FCBC common stock is entitled to one vote for each share of common stock owned as of the record date.

Required Vote. Approval of the Plan and Acquisition Agreement requires the affirmative vote of a majority of votes entitled to be cast by the holders of the FCBC common stock.

Voting Agreement With Certain Shareholders Of FCBC (page             )*

All of the members of our Board of Directors, certain of our officers, and entities controlled by one or more directors, have entered into a Support Agreement with CBMHC and CB&C in which they have individually agreed to vote their shares in favor of the approval of the Acquisition Agreement so long as the Acquisition Agreement is in effect. Such persons and entities held approximately 51.8% of the outstanding shares of FCBC common stock as of the close of business on the record date.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information regarding the only persons known to us to be the beneficial owners of five percent or more of the outstanding shares of the common stock of FCBC as of the record date, as well as information regarding the beneficial ownership of each class of the equity securities of FCBC by each of our directors, each executive officer, and by all directors and executive officers of FCBC as a group.

Directors and Executive Officers	Number of Series B Convertible Preferred Shares Beneficially Owned (1)		% of Outstanding Series B Convertible Preferred Shares Beneficially Owned (1)	Number of Common Shares Beneficially Owned (2)		Number of Common Shares Subject to Stock Options That May Be Acquired Within 60 Days	% of Outstanding Common Shares Beneficially Owned (1)(3)
Brad Bishop	7,500	(4)	2.39%	42,212	(4)	0	2.12%
Scott C. Boyle	600	(5)	*	69,681	(5)	0	1.38%
Kenneth P. Cherven	1,500		*	86,866		66,152	3.03%
Ralph W. Cumbee	3,000	(6)	*	15,121	(6)	10,500	1.01%
Kenneth Delarbre	3,000		*	52,495		0	1.50%
Kenneth Faliero	600		*	4,499		0	*
James Macaluso	0	(7)		114,415	(7)	0	2.10%
David K. Meehan	1,500	(8)	*	22,576	(8)	0	*
Robert G. Menke	1,309		*	14,508		0	*
Robert M. Menke	192,418	(9)	61.38%	2,425,514	(9)	0	58.91%
Ronald R. Monck	30		*	205		3,000	*
Clifton E. Tufts	0			23,768	(10)	51,779	1.37%

All officers and directors as a group (13 persons)	212,207		67.69%	2,871,860		131,431	66.42%

*	Less than 1%
(1)	Under the rules of the Securities Exchange Commission, the determinations of “beneficial ownership” is defined under Rule 13d-3 of the Securities Exchange Act of 1934, which provides that shares will be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares of our common stock that a beneficial owner has the right to acquire within 60 days under the exercise of the options or conversion of Series B Convertible Preferred Stock are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Does not include shares of common stock into which the Series B Convertible Preferred Stock may be converted (the current conversion rate is ten (10) shares of common stock for each share of preferred stock) or shares of common stock that may be acquired by exercising stock options exercisable within 60 days. Pursuant to the Amended and Restated Articles of Incorporation of FCBC, each outstanding share of Series B Convertible Preferred Stock will be mandatorily converted on March 31, 2011, into ten (10) shares of common stock.

(3)	Includes both the shares of common stock into which the Series B Convertible Preferred Stock may be converted (the current conversion rate is ten (10) shares of common stock for each share of preferred stock), and shares of common stock that may be acquired by exercising stock options exercisable within 60 days.
(4)	Mr. Bishop’s shares include 1,500 Series B preferred shares and 9,398 common shares held by his spouse.
(5)	Includes 787 common shares controlled by Mr. Boyle for his son.
(6)	Of Mr. Cumbee’s holdings, 1,800 Series B preferred shares and 7,497 common shares are owned by The Ralph Waldo Cumbee Trust. Mr. Cumbee serves as Trustee for the Trust.
(7)	Of Mr. Macaluso’s holdings, 26,353 common shares are owned by the W.J. Trust. Mr. Macaluso serves as Trustee for the Trust. His Family Trusts hold an additional 68,050 of the common shares included above.
(8)	Of Mr. Meehan’s shares 1,500 Series B preferred shares and 18,498 common shares are in the name of his spouse.
(9)	Includes the following shares controlled by Mr. Menke: 20,671 common shares in Bankers Insurance Group, Inc.; 366,923 common shares in Bankers Insurance Company; 53,260 common shares in Bankers Specialty Insurance Co.; 180,018 Series B preferred shares and 856,890 common shares in First Community Insurance Co.; 24,395 common shares in G.D. van Wagenen Financial Services, Inc.; 10,500 common shares in Bonded Builders Home Warranty Assoc. of Texas; 2,625 common shares in Bonded Builders Home Warranty Assoc. of N.C.; 35,060 common shares in Bonded Builders Service Corp.; 810,861 common shares controlled by Mr. Menke in First Community Financial Corporation, which is wholly-owned by Mr. Menke; and 400 Series B preferred shares and 1,666 common shares held by his children.
(10)	Includes 3,307 common shares held by Mr. Tufts’ spouse and 945 common shares held by his children.

THE FCBC SPECIAL MEETING

Date, Time and Place

The meeting will be held at FCBC’s corporate headquarters located at 9001 Belcher Road, Pinellas Park, Florida 33782 on [ — ], 2011 at [ — ] a.m., Eastern Time.

Purpose

At the meeting, FCBC shareholders will be asked to vote on a proposal to approve the Plan and the Acquisition Agreement.

Record Date; Stock Entitled to Vote

Only holders of record at the close of business on [ — ], 2011 will be entitled to vote at the meeting.

As of the close of business on the record date of [ — ], 2011, there were 5,459,173 shares of FCBC common stock outstanding. Each holder of FCBC common stock is entitled to one vote for each share of common stock owned as of the record date.

Quorum

A majority of the outstanding shares of common stock being present in person or represented by proxy constitutes a quorum for the meeting.

Required Vote

Adoption of the proposal to approve the Plan and the Acquisition Agreement requires the affirmative vote of a majority of all votes entitled to be cast by the holders of the FCBC common stock, in person or by proxy.

Abstentions

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions will be counted as a vote against the proposal to adopt the plan and Acquisition Agreement.

Voting of Proxies by Holders of Record

If you hold shares in your own name, you may submit a proxy for your shares by using the toll-free number or the Internet Web site if your proxy card includes instructions for using these quick, cost-effective and easy methods for submitting proxies. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with these proxy materials. If you submit a proxy by telephone or the Internet Web site, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the meeting. You also may vote by submitting a ballot in person if you attend the meeting. However, FCBC encourages you to submit a proxy by mail by completing your proxy card, by telephone or via the Internet Web site even if you plan to attend the meeting. If you hold shares through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet Web site or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [ — ], 2011.

Shares Held in Street Name

If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on the proposal and will not be counted as present at the meeting for purposes of determining whether a quorum is present. Because approval requires the affirmative vote of a majority of the votes entitled to be cast at the meeting, if you do not instruct your broker to vote your shares in favor of the proposal, your shares will be considered as votes against the proposal.

Revocability of Proxies

You may revoke your proxy at any time before the meeting. If you are a shareholder of record, you can revoke your proxy before it is exercised by written notice to the Office of the Secretary of FCBC, by timely delivery of a valid, later-dated proxy card or a later-dated proxy submitted by telephone or via the Internet Web site, or by voting by ballot in person if you attend the meeting. Simply attending the meeting will not revoke your proxy. If you hold shares through a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee.

PROPOSAL 1: APPROVAL OF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF FCBC AND THE ACQUISITION AGREEMENT

Background of the Disposition

As previously reported, since late 2009, FCBC has been seeking additional capital. On February 16, 2010, the Board of Directors held its regular monthly meeting and discussed the disappointing results of the public stock offering, concluded on February 12, 2010, in which FCBC had intended to raise $20 million in capital. Net proceeds of $9,644,494 were received by FCBC. The Board determined that additional capital would be needed and discussed the possibility of selling some or all of its non-performing and other loans.

On March 15, 2010, at its regular monthly meeting, the Board discussed its desire to obtain additional capital during 2010, and discussed alternatives to raising capital. Mr. Cherven reported that a list had been assembled of approximately $30 million in performing and non-performing loans for possible sale.

On April 26, 2010, the Board of Directors at their regular monthly meeting authorized Mr. Cherven to discuss the possibility of a private stock offering with a local investment banking firm. The firm was unable to find a private investor interested in FCBC.

On May 17, 2010, at their regular monthly meeting, the Board again discussed the need to raise additional capital and/or move non-performing loans out of the Bank by year-end. Mr. Cherven reported that he had contacted Sandler O’Neill, which had recently assisted an investment company with purchasing problem assets from a Georgia bank, to see if the investment company would be interested in the Bank’s loan sale.

On June 14, 2010, the Board at their regular monthly meeting reviewed and discussed a proposal from an investment banker regarding selling branch offices as an alternative to raising capital. The Board chose not to consider the proposal at that time due to declining real estate values. At the meeting, Mr. Cherven reported that Sandler O’Neill indicated that the Bank’s loan sale was too small for the investment company involved with the Georgia transaction. Sandler O’Neill recommended recapitalizing the bank and requested the ability to make a presentation to the Board. It was the consensus of the Board to invite Sandler O’Neill to the July Board meeting.

During June, several Board members made contact with representatives of other banks in an effort to determine if there was an interest in pursuing a partnership with FCBC.

On July 26, 2010, a representative from a Tampa Bay area bank (“Bank A”) attended the regularly scheduled Board of Directors meeting of the Bank to introduce his company and discuss whether there might be an interest in a possible partnership. As previously requested by the Board, Sandler O’Neill made a presentation regarding identifying strategic alternatives for raising capital and/or addressing asset quality issues. It was the consensus of the Board that Mr. Cherven should inquire if other investment banking firms would be interested in making presentations to the Board.

On August 2, 2010, at a Special Board Meeting, two additional investment banking firms made presentations to the Board regarding their interest in assisting FCBC raise additional capital and/or address the Bank’s asset quality issues.

On August 6, 2010, Bank A signed a confidentiality agreement with FCBC in order to obtain information and conduct due diligence.

On August 9, 2010, the Board of Directors held a Special Board Meeting to review and discuss presentations from the three investment banking firms that had expressed interest in helping FCBC identify a merger partner or capital investors. The Board voted to engage Sandler O’Neill, subject to the negotiation and execution of a mutually acceptable engagement letter.

On August 16, 2010, the Board of Directors held its regular monthly meeting and reviewed and discussed the terms of the proposed engagement letter with Sandler O’Neill. The Board authorized management to execute the engagement letter with Sandler O’Neill.

During August and September 2010, due diligence was conducted by Bank A.

On October 15, 2010, Mr. Cherven, and Director Kenneth F. Faliero met with Katie Pemble, President and Chief Operating Officer of CB&C, Trevor R. Burgess, Vice Chairman and Chief Executive Officer of CBMHC, and Marcelo Faria de Lima, Chairman of CBMHC. Ms. Pemble, and Messrs. Burgess and de Lima expressed an interest in exploring a transaction with FCBC.

On October 20, 2010, CBMHC signed a confidentiality agreement in order to conduct due diligence on FCBC.

On October 25, 2010, Mr. Burgess and William Sedgman, President and Chief Executive Officer of CB&C, met with Mr. Cherven to arrange details of CBMHC’s due diligence.

On October 25, 2010, at its regularly scheduled meeting, the FCBC Board of Directors was informed that Bank A had informed FCBC that it had decided not to pursue a transaction with FCBC based on a loan analysis prepared for them by an outside company.

During late October through mid-November, Mr. Cherven and Mr. Faliero engaged in limited discussions with several other banks and private equity sponsors regarding possible partnerships with FCBC.

During November 2010, due diligence was conducted by CBMHC.

On November 15, 2010, Mr. Burgess met with Mr. Cherven to update Mr. Cherven on the progress of the due diligence and to advise him that CB&C would be delivering a letter of intent to FCBC.

On November 30, 2010, at a special meeting of the FCBC Board of Directors, Mr. Burgess presented a non-binding letter of intent for CBMHC to acquire all of the capital stock or other equity interests in the Bank for a purchase price of $10 million in cash. Following Mr. Burgess’s presentation and departure from the meeting, the Board thoroughly discussed the terms of the letter of intent with management and legal counsel, and authorized Mr. Cherven to present a counter offer to CBMHC of a purchase price of $12 million, and to sign the letter of intent if revised.

Over the next several days, Mr. Cherven and legal counsel continued to negotiate the terms of the letter of intent with CBMHC.

The Board of Directors of FCBC determined that, based on a purchase price of $12 million, FCBC should contact the U.S. Treasury and request it to accept a discount on the repayment of TARP funds. During December, Sandler O’Neil began discussions with the Treasury on this issue.

On December 7, 2010, CBMHC agreed to revise the non-binding letter of intent to indicate a proposed purchase price of $12 million, and Mr. Cherven executed the letter of intent.

During December and January 2011, CBMHC continued to conduct due diligence.

On January 6, 2011, FCBC received notification from the OTS that, as a result of the Report of Examination, dated August 23, 2010, the OTS had determined to impose Cease and Desist Orders against the Bank and FCBC. One of the reasons given was that the Bank was operating with an inadequate level of capital. The OTS provided a draft of the proposed Cease and Desist Orders, which identified deficiencies in the Bank’s level of capital and earnings, policies and procedures, including credit administration and policies regarding liquidity and funds management, and its compliance with applicable laws and regulations. The proposed Cease and Desist Order also required the Bank to attain, and maintain, a Tier One leverage ratio of 8% and a total risk based capital ratio of 13%, by March 31, 2011. As a result of continuing operating losses, at December 31, 2010, the Bank’s Tier One leverage ratio was 5.81%, and its total risk based capital ratio was 9.49%. Under the Bank’s proposed Cease and Desist Order, if the Bank was unable to meet the regulatory capital ratio requirements of the Cease and Desist Order, the Bank would be required to file a written contingency plan to either (a) merge with, or be acquired by, another federally insured depository institution or holding company; or (b) file for voluntary dissolution with the OTS.

On January 18, 2011, at a regularly scheduled Board meeting of the Bank, Mr. Burgess updated the Board on the status of due diligence being conducted on the Bank and stated that a definitive agreement would soon be presented by CBMHC.

On January 19, 2011, CBMHC delivered a draft of a definitive Acquisition Agreement relating to the merger of the Bank with and into CB&C and the acquisition by CBMHC of all of the stock of FC Lender Services. The draft Acquisition Agreement did not set forth a purchase price. The Acquisition Agreement provided for a termination fee of $1 million plus the payment of CBMHC’s expenses incurred in connection with the proposed transaction, up to $250,000.

During the subsequent two weeks, management and counsel negotiated the terms of the Acquisition Agreement.

During late January 2011, Mr. Burgess informed Mr. Cherven that, due to the mark to market analysis conducted on the Bank’s loan portfolio and the continuing deterioration of the Bank’s credit quality, the purchase price to be offered by CBMHC for the Bank would be $7 million. Following this discussion, Mr. Cherven spent several days negotiating with Mr. Burgess to increase the offer price.

On February 1, 2011, Mr. Burgess met with Mr. Cherven to deliver a revised definitive Acquisition Agreement reflecting a purchase price of $9 million for the Bank and all of the stock of First Community Lender Services, Inc. The Acquisition Agreement provided for a termination fee of $1 million plus the payment of CBMHC’s expenses incurred in connection with the proposed transaction, up to $250,000.

During the subsequent week, management and counsel continued to negotiate the terms of the Acquisition Agreement.

On February 8, 2011, at a special meeting of the Board of Directors of FCBC, attended by all Directors except Brad Bishop, the Board thoroughly discussed the terms of the Acquisition Agreement with management and legal counsel to FCBC. At the meeting, Sandler O’Neill delivered its report relating to the fairness, from a financial point of view, to FCBC of the transaction terms set out in the Acquisition Agreement, and indicated that it was prepared to deliver its opinion that the transaction terms set out in the Acquisition Agreement were fair to FCBC from a financial point of view. Following the discussion and Sandler O’Neill’s presentation, the Board instructed Mr. Cherven to go back to Mr. Burgess and seek an increase in the price to $10 million, as well as certain other concessions in the terms of the Acquisition Agreement, including a reduction in the amount of the termination fee. The meeting recessed to be continued later in the week.

Mr. Cherven and counsel to FCBC continued to negotiate the terms of the Acquisition Agreement, and on February 9, CBMHC agreed to increase the purchase price to $10 million and to reduce the termination fee from $1 million to $700,000, plus the payment of CBMHC’s expenses incurred in connection with the proposed transaction, up to $300,000.

On February 10, 2011, FCBC received a letter from the Department of the Treasury in which it agreed in concept to accepting a discount on the repayment of TARP funds, provided that it was paid 72% of the total $10 million received in the Disposition plus 72% of any remaining cash at FCBC at the closing of the Disposition. Such agreement was subject to entering into definitive documentation to be negotiated between the parties.

On February 10, 2011, the special Board meeting of February 8, 2011 reconvened with all Directors, except Brad Bishop, in attendance. After a thorough discussion of the Acquisition Agreement with management and legal counsel, the Board unanimously approved the Acquisition Agreement and the Plan of Complete Liquidation and Dissolution of FCBC, which provides for the sale of the assets of FCBC pursuant to the Acquisition Agreement, to be followed by the dissolution of FCBC, the winding up of its business and the subsequent distribution of its remaining cash assets to its shareholders.

The full Board of Directors of FCBC, including Mr. Bishop, unanimously approved the Plan of Complete Liquidation and Dissolution of FCBC, as well as the Acquisition Agreement, by written consent dated February 22, 2011.

Opinion of FCBC’s Financial Advisor

FCBC, the Bank, CBMHC, and CB&C have entered into an Acquisition Agreement, dated February 10, 2011 which provides for the merger of the Bank with and into CB&C, as well as the sale by FCBC of the stock of First Community Lender Services, Inc. (“FC Lender Services”) to CB&C. The merger of the Bank with and into CB&C, and the sale of the stock of FC Lender Services to CB&C, are together referred to in this proxy statement as the “Disposition.” Under the terms of the Acquisition Agreement, upon consummation of the Disposition, FCBC will receive from CB&C $10,000,000 in cash, without interest (the “Disposition Consideration”).

On February 8, 2011, Sandler O’Neill rendered its oral opinion, which was subsequently confirmed in writing on February 10, 2011, to the FCBC Board of Directors that, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth in the opinion, the Disposition Consideration was fair, from a financial point of view, to FCBC. The full text of the written opinion, setting forth, among other things, the assumptions made, procedures followed, matters considered and the limitations on the opinion and review undertaken in connection with rendering the opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. Shareholders are urged to read the opinion in its entirety. The summary of the opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Sandler O’Neill, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with its opinion described herein, it reviewed, among other things: (i) the Acquisition Agreement; (ii) certain publicly available financial statements and other historical financial information of FCBC that it deemed relevant; (iii) certain audited financial statements and other historical financial information of CB&C that it deemed relevant in determining CB&C’s financial capacity to undertake the transactions contemplated in the Acquisition Agreement; (iv) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry, including those recent business combinations involving distressed institutions as seller; (v) the current market environment generally and the commercial banking environment in particular; and (vi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant. It also discussed with certain members of the senior management of FCBC the business, financial condition, results of operations and prospects of FCBC including certain operating, liquidity, regulatory, asset quality and other financial matters concerning FCBC.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by FCBC or CB&C or their respective representatives or that was otherwise reviewed by Sandler O’Neill and it has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of the senior management of each of FCBC or CB&C that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and it do not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FCBC or CB&C or any of their subsidiaries, or the collectability of any such assets, nor has it been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of FCBC or CB&C nor have we reviewed any individual credit files relating to FCBC or CB&C. Sandler O’Neill has assumed, with FCBC’s consent, that the respective allowances for loan losses for FCBC are adequate to cover such losses.

With respect to the financial projections for FCBC used by Sandler O’Neill in its analyses, the senior management of FCBC confirmed to it that those projections reflected the best currently available estimates and judgments of the future financial performances of FCBC. Sandler O’Neill has assumed that the financial performances reflected in all projections and estimates used by it in its analyses would be achieved. Sandler O’Neill has expressed no opinion as to such financial projections or estimates or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of FCBC or CB&C since the date of the most recent financial statements made available to it. Sandler O’Neill has assumed in all respects material to its analysis that FCBC or CB&C will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Acquisition Agreement and all related agreements are true and correct, that each party to the Acquisition Agreement will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. Finally, with FCBC’s consent, Sandler O’Neill has relied upon the advice FCBC received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Disposition and the transactions contemplated by the Acquisition Agreement.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof (February 10, 2011). Events occurring after such date could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

Sandler O’Neill has acted as FCBC’s financial advisor in connection with the Acquisition Agreement and will receive a fee from FCBC for its services, $175,000 of which is contingent upon consummation of the Disposition, and will also receive a fee of $175,000 for rendering this opinion. FCBC and the Bank have also agreed to indemnify it against certain liabilities arising out of its engagement.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to FCBC or CB&C. It may also actively trade the equity and/or debt securities of FCBC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Sandler O’Neill’s opinion is directed to the Board of Directors of FCBC in connection with its consideration of the Disposition and does not constitute a recommendation to any shareholder of the Disposition, as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Disposition or any transaction related thereto. Its opinion is directed only to the fairness, from a financial point of view, of the Disposition Consideration to FCBC and does not address the underlying business decision of FCBC to undertake the Disposition and management has advised Sandler O’Neill of its belief that the Disposition represents the sole alternative for FCBC and the Bank and Sandler O’Neill expresses no opinion as to the relative merits of the Disposition as compared to any other alternative business strategies or transaction that might exist for FCBC or the effect of any other transaction in which FCBC might engage. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Disposition or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Disposition by any other shareholder.

Summary of Proposal.

Sandler O’Neill reviewed the financial terms of the proposed transaction. Sandler O’Neill considered the aggregate transaction value of $10 million. Based upon financial information as or for the twelve month period ended December 31, 2010, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value Per Share:	37%

Transaction Value / Tangible Book Value Per Share:	37%

Price / Last Twelve Months Earnings Per Share:	NM

Core Deposit Premium:	(4.9%)

Comparable Company Analysis.

Sandler O’Neill used publicly available information to perform a comparison of selected financial information for the Bank.

Sandler O’Neill also used publicly available information to compare selected financial information for the Bank and a group of financial institutions selected by Sandler O’Neill. The Bank’s peer group consisted of publicly traded commercial banks and thrifts in Florida and Georgia with assets between $250 million and $750 million:

Beach Community Bancshares Inc	Habersham Bancorp

Capitol City Bancshares Inc.	Jacksonville Bancorp Inc.

CCF Holding Co.	McIntosh Bancshares Inc.

Citizens Bancshares Corp.	Regent Bancorp Inc.

Community Bank of South FL Inc.	SouthCrest Financial Group Inc

First Community Bank Corp.	Southeastern Banking Corp.

First Miami Bancorp Inc.	Southwest Georgia Financial

Georgia Bancshares Inc.	Stonegate Bank

Georgia-Carolina Bancshares	Thomasville Bancshares Inc.

The analysis compared publicly available financial information for the Bank and the high, low, mean and median financial and market trading data for the Bank peer group as of or for the twelve-month period ended December 31, 2010. The table below sets forth the data for the Bank and the median data for the Bank peer group as of or for the twelve-month period ended December 31, 2010, with pricing data as of February 3, 2011.

Comparable Company Analysis

	The Bank	Comparable Group Median
Total Assets (in millions)	$470.6	$417.3
Loans / Deposits	91.2%	76.3%
Tangible Common Equity / Tangible Assets	5.74%	5.76%
Tier 1 Leverage Ratio	5.81%	8.45%
Total Risk Based Capital Ratio	9.65%	11.87%
Non-Performing Loans / Total Loans	13.28%	9.53%
Non-Performing Assets / Total Assets	9.75%	8.63%
Loan Loss Reserves / Total Loans	3.39%	2.43%
Most recent quarter Net Charge-Offs / Avg. Loans (annualized)	2.47%	1.15%
Return on Average Assets	(3.45%)	(0.76%)
Return on Average Equity	(47.41%)	(8.60%)
Net Interest Margin	2.98%	3.40%
Efficiency Ratio	82.1%	82.3%
Price / Tangible Book Value	—	42.4%
Price / LTM Earnings Per Share	—	18.6x
Dividend Yield	—	0.00%
Market Capitalization (in millions)	—	$14.4

Net Present Value Analysis.

Sandler O’Neill performed two analyses that estimated the present value of the Bank through December 31, 2014.

The first analysis assumed that the Bank performed in accordance with the financial projections for 2011 provided by management, and with the financial projections for 2011 through 2014 as discussed with management. These include:

•	Negative 7% asset growth in 2011 and 2012 and 3% asset growth thereafter

•	Negative 6% deposit growth in 2011 and 2012 and 4% deposit growth thereafter

•	Efficiency ratio rises sharply due to elevated OREO disposition costs to approximately 127% in 2011 then falls gradually to 94% in 2014

•	Net interest margin falls to 2.77% in 2011 and then rises to 2.82% in 2012, 2.85% in 2013 and 2.89% in 2014

•	Provision expense of $4.8 million in 2011, $4.0 million in 2012, $2.5 million in 2013 and $2.3 million in 2014

First, to approximate the terminal value of the Bank stock at December 31, 2014, Sandler O’Neill applied price to last twelve months earnings multiples of 10.0x to 18.0x and multiples of discount rate ranging from 11.1% to 16.1%. Second, to approximate the terminal value of the Bank stock at December 31, 2014, Sandler O’Neill calculated using the same range of price to last twelve months earnings multiples (10.0x – 18.0x) applied to a range of discounts and premiums to the Bank management’s budget projections. The range applied to the budgeted net income was 30% under budget to 30% over budget, using a discount rate of 16.09% for the tabular analysis. Third, to approximate the terminal value of the Bank stock at December 31, 2014, Sandler O’Neill applied price to tangible book value multiples ranging from 35% to 75% and multiples of discount rates ranging from 11.1% to 16.1%. As illustrated in the following tables, this analysis indicated an imputed range of aggregate values for the Bank common stock of - $8.41 million to -$18.04 million when applying the price/earnings multiples to the various discount rates, -$5.88 million to -$19.67 million when applying the price/earnings multiples to the -30% / +30% budget range, and $1.32 million to $3.38 million when applying multiples of tangible book value to the various discount rates.

Aggregate Present Value ($ in millions)

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
11.1%	($10.02)	($12.03)	($14.03)	($16.04)	($18.04)
13.1%	($9.33)	($11.20)	($13.07)	($14.93)	($16.80)
14.1%	($9.01)	($10.81)	($12.62)	($14.42)	($16.22)
15.1%	($8.70)	($10.44)	($12.18)	($13.92)	($15.66)
16.1%	($8.41)	($10.09)	($11.77)	($13.45)	($15.13)

Aggregate Present Value ($ in millions)

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x
(30.0%)	($5.88)	($7.06)	($8.24)	($9.41)	($10.59)
(20.0%)	($6.72)	($8.07)	($9.41)	($10.76)	($12.10)
(10.0%)	($7.56)	($9.08)	($10.59)	($12.10)	($13.62)
0.0%	($8.41)	($10.09)	($11.77)	($13.45)	($15.13)
10.0%	($9.25)	($11.09)	($12.94)	($14.79)	($16.64)
20.0%	($10.09)	($12.10)	($14.12)	($16.14)	($18.16)
30.0%	($10.93)	($13.11)	($15.30)	($17.48)	($19.67)

Aggregate Present Value ($ in millions)

Discount Rate	35%	45%	55%	65%	75%
11.1%	$1.58	$2.03	$2.48	$2.93	$3.38
13.1%	$1.47	$1.89	$2.31	$2.73	$3.15
14.1%	$1.42	$1.82	$2.23	$2.63	$3.04
15.1%	$1.37	$1.76	$2.15	$2.54	$2.93
16.1%	$1.32	$1.70	$2.08	$2.46	$2.84

The second analysis assumed that the Bank performed in accordance with the financial projections for 2011 provided by management, and with the financial projections for 2011 through 2013 as discussed with management. These include:

•	Negative 1% asset growth in 2011, negative 6% asset growth in 2012 and 3% asset growth thereafter

•	Negative 6% deposit growth in 2011 and 2012, 4% deposit growth in 2013 and 3% deposit growth in 2014

•	Efficiency ratio rises sharply due to elevated OREO disposition costs to approximately 121% in 2011 then falls gradually to 87% in 2014

•	Net interest margin falls to 2.80% in 2011 and then rises to 2.86% in 2012, 2.89% in 2013 and 2.93% in 2014

•	Provision expense of $4.8 million in 2011, $4.0 million in 2012, $2.5 million in 2013 and $2.4 million in 2014

•	Tier 1 Leverage Ratio and Total Risk-Based Capital Ratio remain above levels required by proposed regulatory actions

•	$30 million common equity raise (at $0.50 / share) in 2Q2011

First, to approximate the terminal value of the Bank stock at December 31, 2014, Sandler O’Neill applied price to last twelve months earnings multiples of 10.0x to 18.0x and multiples of discount rate ranging from 11.1% to 16.1%. Second, to approximate the terminal value of the Bank stock at December 31, 2014, Sandler O’Neill calculated using the same range of price to last twelve months earnings multiples (10.0x – 18.0x) applied to a range of discounts and premiums to the Bank management’s budget projections. The range applied to the budgeted net income was 30% under budget to 30% over budget, using a discount rate of 16.09% for the tabular analysis. Third, to approximate the terminal value of the Bank stock at December 31, 2014, Sandler O’Neill applied price to tangible book value multiples ranging from 35% to 75% and multiples of discount rates ranging from 11.1% to 16.1%. As illustrated in the following tables, this analysis indicated an imputed range of aggregate values for the Bank common stock of -$2.98 million to -$6.41 million when applying the price/earnings multiples to the various discount rates, -$2.09 million to -$6.98 million when applying the price/earnings multiples to the -30% / +30% budget range, and $7.38 million to $18.86 million when applying multiples of tangible book value to the various discount rates.

Aggregate Present Value ($ in millions)

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
11.1%	($3.56)	($4.27)	($4.98)	($5.69)	($6.41)
13.1%	($3.31)	($3.98)	($4.64)	($5.30)	($5.96)
14.1%	($3.20)	($3.84)	($4.48)	($5.12)	($5.76)
15.1%	($3.09)	($3.71)	($4.32)	($4.94)	($5.56)
16.1%	($2.98)	($3.58)	($4.18)	($4.77)	($5.37)

Aggregate Present Value ($ in millions)

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x
(30.0%)	($2.09)	($2.51)	($2.92)	($3.34)	($3.76)
(20.0%)	($2.39)	($2.86)	($3.34)	($3.82)	($4.30)
(10.0%)	($2.69)	($3.22)	($3.76)	($4.30)	($4.83)
0.0%	($2.98)	($3.58)	($4.18)	($4.77)	($5.37)
10.0%	($3.28)	($3.94)	($4.59)	($5.25)	($5.91)
20.0%	($3.58)	($4.30)	($5.01)	($5.73)	($6.44)
30.0%	($3.88)	($4.65)	($5.43)	($6.21)	($6.98)

Aggregate Present Value ($ in millions)

Discount Rate	35%	45%	55%	65%	75%
11.1%	$8.80	$11.32	$13.83	$16.34	$18.86
13.1%	$8.19	$10.54	$12.88	$15.22	$17.56
14.1%	$7.91	$10.17	$12.43	$14.69	$16.95
15.1%	$7.64	$9.82	$12.01	$14.19	$16.37
16.1%	$7.38	$9.49	$11.60	$13.71	$15.81

In connection with its analyses, Sandler O’Neill considered and discussed with the Bank’s board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income and asset quality issues. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions.

Sandler O’Neill reviewed two sets of mergers and acquisitions. The first set of mergers and acquisitions included nine transactions announced from January 1, 2008 through February 3, 2011 involving southeast (Florida, Arkansas, Mississippi, Alabama, Georgia, South Carolina, Tennessee, North Carolina, Virginia and West Virginia) commercial banks and thrifts with disclosed deal values and the target’s non-performing assets to total assets were greater than 5.00% as of the most recently reported quarter before the transaction announcement. The second set of mergers and acquisitions included four transactions since January 1, 2008 through February 3, 2011 involving southeast (Florida, Arkansas, Mississippi, Alabama, Georgia, South Carolina, Tennessee, North Carolina, Virginia and West Virginia) commercial banks and thrifts with disclosed deal values and the target’s non-performing assets to total assets were greater than 7.00% as of the most recently reported quarter before the transaction announcement. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction price to book value, transaction price to tangible book value, tangible book premium to core deposits. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

	CB&C/ The Bank	Southeast Group Multiple	Southeast >7% NPAs/Assets Group Multiple
Transaction Price / Last Twelve Months Earnings Per Share	NM	NM	NA
Transaction Price / Book Value	37%	43%	41%
Transaction Price / Tangible Book Value	37%	43%	41%
Tangible Book Premium / Core Deposits	(4.9%)	(4.3%)	(4.3%)

Pro Forma Capital Ratios.

During the course of the transaction, the Bank discussed with the senior management of CB&C the projected pro forma tangible common equity / tangible assets ratio for the transaction with the Bank. CB&C noted that, concurrent with its merger with the Bank, it was also going to raise approximately $20 million in equity from investors. CB&C indicated a tangible common equity / tangible assets ratio, pro forma for both the Bank transaction and the aforementioned capital raise of approximately 8.67%.

Miscellaneous.

Sandler O’Neill has not performed any services for CBMHC or CB&C in the last three years, and neither CBMHC nor CB&C currently expects to engage Sandler O’Neill to perform any services in the future.

Reasons for the Disposition

The FCBC Board of Directors determined that the Disposition, including the adoption of the Plan of Complete Liquidation and Dissolution of FCBC and the transactions contemplated by the Acquisition Agreement, are advisable and fair to, and in the best interest of FCBC and its shareholders. In the course of reaching its conclusion to approve the Disposition, the Board consulted with management and its financial advisors and legal counsel, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Disposition to FCBC and its shareholders. The Board considered the past financial performance and condition, business operations and prospects of FCBC, the terms and conditions of the Acquisition Agreement, and the analysis of FCBC’s legal and financial advisors. The Board specifically considered the following factors:

•

Since 2008, the Bank has experienced significant losses, primarily due to credit losses and increases in loan loss reserves attributable to the substantial devaluation in collateral values, a result of the declining value of Florida real estate, and increased levels of delinquencies resulting from a continued weakness in the local economy.

•

As a result of a safety and soundness examination by the Office of Thrift Supervision (“OTS”) in May 2009, the Bank entered into a Memorandum of Understanding (“MOU”) on October 9, 2009, and FCBC, on a parent-only basis, entered into an MOU with the OTS on October 22, 2009. In addition to other requirements of the MOU, the Bank’s Board of Directors agreed to:

•	adopt a detailed capital plan with specific written strategies to preserve and enhance as needed the capital level of the Bank; and

•	reassess and establish minimum capital target levels for core and risk-based capital ratios and determine the need for additional capital.

•

In the fall of 2009, FCBC engaged an investment banking firm to assist the Board in evaluating strategic options for raising capital. From December 30, 2009 through February 12, 2010, FCBC held a public offering of Units consisting of 4.165 shares of FCFL common stock and one share of 10% Cumulative Convertible Perpetual Preferred Stock, Series B, at an offer price of $33.33 per Unit. The offering was anticipated to raise approximately $20 million in capital; however, upon closing the net proceeds amounted to only $9,644,494, which the Board determined was insufficient to meet the capital requirements for the Bank.

•

During the first half of 2010, the Bank continued to experience losses and deterioration in the loan portfolio due to the augmented level of non-performing loans as a result of deteriorating economic conditions; primarily declining home values and higher unemployment rates in the markets that the Bank serves.

•

In September 2010, during the OTS risk-focused examination which began in August, the Bank went from “well-capitalized” to “adequately capitalized” as a result of the OTS requiring an additional $6.7 million to be added to the provision for loan losses. As a result of that OTS examination, the Bank has been designated by the OTS as a “troubled institution” within the meaning of the OTS’s regulations.

•

On January 7, 2011, FCBC received notification from the OTS that, as a result of the Report of Examination, dated August 23, 2010, the OTS had determined to impose Cease and Desist Orders against the Bank and FCBC. One of the reasons given was that the Bank was operating with an inadequate level of capital. The OTS provided a draft of the proposed Cease and Desist Orders, which identified deficiencies in the Bank’s level of capital and earnings, policies and procedures, including credit administration and policies regarding liquidity and funds management, and its compliance with applicable laws and regulations. The proposed Cease and Desist Order also required the Bank to attain, and maintain, a Tier One leverage ratio of 8% and a total risk based capital ratio of 13%, by March 31, 2011. As a result of continuing operating losses, at December 31, 2010, the Bank’s Tier One leverage ratio was 5.81%, and its total risk based capital ratio was 9.49%. The OTS refused to refrain from issuing the Cease and Desist Orders pending (i) the execution of the Acquisition Agreement, or (ii) the earlier of the closing of the Disposition or the termination of the Acquisition Agreement, if the Acquisition Agreement was entered into.

•

Under the Bank’s proposed Cease and Desist Order, if the Bank was unable to meet the regulatory capital ratio requirements of the Cease and Desist Order, the Bank would be required to file a written contingency plan to either (a) merge with, or be acquired by, another federally insured depository institution or holding company; or (b) file for voluntary dissolution with the OTS.

•

The Board of Directors, together with management, has regularly evaluated business development strategies, opportunities to recapitalize FCBC, and even the possible sale of FCBC. In August 2010, the Board engaged Sandler O’Neill, a very experienced and well qualified investment banking firm, to serve as FCBC’s financial advisor and to contact third parties about a possible merger or acquisition transaction. Over fifty (50) potential merger partners or lead investors were contacted. Of the potential partners contacted, approximately ten (10) indicated initial interest and received a non-disclosure agreement. Six potential partners returned executed non-disclosure agreements and received the Confidential Information Memorandum on FCBC. Only two (2) potential partners conducted due diligence on FCBC. Of the two (2) potential partners who conducted due diligence on FCBC, only one (1) presented a letter of intent.

•

In addition to the efforts of Sandler O’Neill, prior to the letter of intent, the Board and management engaged in limited discussions with several potential partners and private equity sponsors to no avail.

•

From March through October 2010, in an effort to reduce the assets of the Bank, and thereby increase capital, management packaged approximately $30 million in performing and non-performing loans for possible sale. Approximately one hundred (100) individuals and/or companies signed confidentiality agreements to review the loans. No viable offers were received.

•

A public offering to raise additional capital was considered but determined not to be a viable option when considering the expected costs to be incurred without any certainty of the amount of capital to be raised. Our management and Board believed that a public offering to our current shareholders would be unlikely to raise sufficient funds to meet the capital requirements of the proposed Cease and Desist Order.

•	Several individual investors were contacted regarding a private offering to raise additional capital without any success.

•

We have realized operating losses for each of the fiscal years ended 2008, 2009 and 2010. The Board anticipates that the Bank will continue to incur losses during 2011 as there has been no improvement in credit quality at year-end 2010.

The Board determined that the primary benefit of the Disposition was that it would provide a reasonable likelihood that the shareholders of FCBC would obtain some return of their capital in the near future upon the distribution of the assets of FCBC, following its dissolution and the winding up of its business, and it eliminated the substantial risk that, if the Cease and Desist Orders were issued by the OTS and the Acquisition Agreement was not in place, the Bank could suffer significant withdrawals of uninsured deposits, causing a further, and perhaps irreversible, reduction in its capital, which could lead the OTS to take over the Bank, resulting in a complete loss of investment by the FCBC shareholders.

The foregoing discussion of the factors considered by the FCBC Board of Directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Board. In reaching its decision to approve the Disposition, the Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Board considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination.

As previously disclosed in a Form 8-K report filed with the SEC, the Cease and Desist Orders were issued by the OTS on February 24, 2011. Under the terms of the Bank’s Cease and Desist Order, among other things, the Bank is required to attain, and maintain, a Tier One Leverage Ratio of 8% and a total risk based capital ratio of 13% by June 30, 2011. We are required to submit to the OTS within 60 days of the Order a written plan, acceptable to the OTS, to achieve and maintain those capital levels. Based upon our previous unsuccessful attempts to obtain additional capital, there is substantial doubt that we will be able to meet these requirements in the event that the Disposition is not consummated by such time.

Interests of Certain Persons in the Disposition

In considering the recommendation of the FCBC Board of Directors with respect to the approval of the proposal, FCBC shareholders should be aware that Kenneth P. Cherven, a Director, President and Chief Executive Officer of FCBC, has interests that are different from, and in addition to, the interests of FCBC’s shareholders generally. The FCBC Board of Directors was aware of these interests, and considered these interests, among other matters, in adopting the Plan and in evaluating and negotiating the Acquisition Agreement, and in recommending to the shareholders that the Plan and the Acquisition Agreement be adopted.

On November 29, 2004, FCBC entered into an amended and restated employment agreement with Mr. Cherven. Under his employment agreement, Mr. Cherven is to serve as President and Chief Executive Officer and is entitled to receive an annual base salary (currently $204,935), which is subject to annual review by the Compensation Committee or the Board of Directors. The employment agreement also provides that Mr. Cherven is eligible for an annual incentive bonus and other customary benefits. No bonus was awarded in 2010. The employment agreement provided for an initial three-year term, and thereafter is automatically renewed daily. The daily renewals (which automatically terminate on Mr. Cherven’s 65th birthday) can be terminated upon either party’s notice to the other to not continue the renewals. The Compensation Committee or Board of Directors is also required to semi-annually review Mr. Cherven’s performance to determine if the employment agreement renewals should continue.

The employment agreement provides that Mr. Cherven’s employment may be terminated by FCBC with or without cause, or by Mr. Cherven for “good reason” (as defined in the employment agreement), but that in the event of a termination by FCBC without cause, or by Mr. Cherven for good reason, Mr. Cherven would be entitled to receive, as severance, a continuation of his salary for six months, as well as being permitted to participate in any employment benefit plans for one year, or until such time as he is able to participate in a comparable plan provided by another employer. If Mr. Cherven is terminated for cause, he will not be entitled to any benefits or compensation, other than what has been accrued. Dismissal for cause can be appealed under certain circumstances, within a defined period. Upon receipt of the notice of the appeal, FCBC must submit the matter to arbitration. The decision of the arbitrator is binding on the parties and is non-appealable.

The employment agreement contains customary confidentiality provisions and a non-competition provision, whereby Mr. Cherven may not, during the period of his employment and for a period of six months after a termination of his employment, become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in Charlotte, Hillsborough, Manatee, Pasco, Pinellas or Sarasota county, Florida, or in any other county where the Bank operates a full-service branch (the “Covered Area”) with any person whose intent it is to organize another such company or entity located in the Covered Area.

The employment agreement provides that in the event of a “change in control” of FCBC (as defined in the employment agreement, which would include the Disposition), Mr. Cherven would be entitled to terminate his employment and receive a cash payment equal to 2.9 times his then current base salary (the “change-in-control payment”), to be paid within 10 days after the change in control. The change-in-control payment resulting from the Disposition would be $594,311. CBMHC and CB&C required in the Acquisition Agreement that any change-in-control payment under Mr. Cherven’s employment agreement that might result from the Disposition be paid by FCBC.

Following the execution of the Acquisition Agreement, CB&C indicated that it would like to have Mr. Cherven become an employee of CB&C following the merger of the Bank into CB&C; however, it indicated that it was unwilling to enter into an employment agreement with him or to engage him as chief executive officer. Thus, if Mr. Cherven did not terminate his employment with FCBC and the Bank prior to the closing of the Disposition, he would lose all of the benefits of his employment agreement, including his right to the change-in-control payment.

However, in light of the estimated amount to be paid out to the holders of FCBC common stock upon dissolution of FCBC, on March 1, 2011, Mr. Cherven agreed to an amendment to his employment agreement pursuant to which he will cease to be entitled to receive any salary or other benefits from FCBC following the closing of the Disposition, and in lieu of the change-in-control payment of $594,311 provided for in his employment agreement, he will be entitled to receive a payment of $300,000 from FCBC at the closing of the Disposition.

FCBC’s Dividend Policy

FCBC does not currently pay dividends. Prior to the consummation of the Disposition, FCBC is prevented from declaring, setting aside or paying any dividends or distributions with respect to its capital stock by its regulatory authorities.

Regulatory Approvals Required for the Disposition

CBMHC, FCFB, CBM and the Bank have agreed to use commercially reasonable efforts to obtain as promptly as practicable all regulatory approvals that are required to complete the transactions contemplated by the Acquisition Agreement.

CBM must obtain the approval of the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulation in order to complete the Disposition. CBM submitted applications to the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulation on February 14, 2011.

Timing. FCBC cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, FCBC cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

FCBC is not aware of any material governmental approvals or actions that are required for completion of the Plan and Disposition other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Expenses, Fees and Costs

Generally, all fees and expenses incurred in connection with the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement will be paid by the party incurring those expenses. To the extent that the Bank has previously paid any of these fees, expenses or costs, FCBC will reimburse the Bank for such items on or before the Closing. A termination fee of $700,000, plus the payment of CBMHC’s expenses incurred in connection with the proposed transaction (up to $300,000), is payable by FCBC and the Bank if the Acquisition Agreement is terminated under certain circumstances (see “The Acquisition Agreement — Expenses and Fees” beginning on page [            ]).

Material U.S. Federal Income Tax Consequences of the Disposition

THE FOLLOWING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE U.S. FEDERAL TAX ADVICE. TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230. FCBC SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY FCBC SHAREHOLDER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN TO SUPPORT THE PROMOTION OF THE MATTERS ADDRESSED HEREIN; AND (C) FCBC SHAREHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM INDEPENDENT TAX ADVISORS.

The following is a general discussion of certain material U.S. federal income tax consequences related to the exchange of shares of FCBC common stock for cash pursuant to the liquidation of FCBC. Unless otherwise indicated, this summary deals only with shareholders of FCBC who are “United States persons” (each as defined below) and who hold their shares of common stock as capital assets. This discussion is based on the U. S. Internal Revenue Code of 1986, as amended (the “Code”), the proposed, temporary and final Treasury regulations promulgated thereunder, and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change, possibly with retroactive effect.

This discussion is a summary for general information purposes only and does not address all of the tax consequences that may be relevant to a particular FCBC shareholder in light of that shareholder’s specific circumstances, nor does it discuss the U.S. federal income tax consequences that may be applicable to certain types of FCBC shareholders, such as shareholders of FCBC who are dealers in securities, financial institutions, tax-exempt entities, insurance companies, partnerships or other pass-through entities, or who are holding their shares of common stock as a part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, or who acquired their shares of common stock through stock option programs or in other compensatory arrangements, or whose functional currency is not the U.S. dollar, all of whom may be subject to special rules and/or limitations under the Code that are not discussed below. In addition, the following discussion does not discuss the alternative minimum tax consequences, if any, of an exchange of shares of common stock pursuant to the liquidation, or the state, local or foreign tax consequences of such exchange.

Consequently, each shareholder of FCBC is urged to consult its own tax advisors in determining the federal, state, local and foreign income and any other tax consequences of the liquidation of FCBC based on your particular circumstances. This summary of tax consequences is for general information purposes only and is not tax or legal advice.

For purposes of this discussion, (i) the terms “FCBC shareholder” or “shareholder of FCBC” refer to a beneficial owner of shares of FCBC common stock, (ii) the term “United States person” means (a) an individual who is a citizen or resident of the U. S. for U.S. federal income tax purposes, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U. S. or under the laws of the U. S. or any political subdivision thereof, (c) an estate the income of which is subject to U. S. federal income taxation regardless of its source (d) a trust which is subject to the supervision of a court within the U. S. and the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or which has validly elected to be treated as a United States person under applicable Treasury regulations; or (e) otherwise is subject to U.S. federal income taxation on a net income basis, (iii) the term “U.S. shareholder” means a shareholder of FCBC who is a United States person, and (iv) the term “Non-U.S. shareholder” means a shareholder of FCBC who is not a United States person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of FCBC’s common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold such shares and partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

Taxation of U.S. Shareholders. An exchange of shares of common stock for cash pursuant to the liquidation will be a taxable transaction for U.S. federal income tax purposes. Consequently, an exchanging U.S. shareholder will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received or deemed received in the liquidation and (ii) the adjusted tax basis in the shares of common stock exchanged therefor. Such gain or loss generally will be (i) calculated separately for each block of shares of common stock (i.e., shares of common stock that were acquired at the same cost in a single transaction) exchanged pursuant to the liquidation (ii) capital gain or loss and (iii) long-term capital gain or loss if the U.S. shareholder held the shares of common stock exchanged for cash pursuant to the liquidation for more than one year. The long-term capital gains of individuals, estates and certain trusts generally are eligible for reduced rates of U.S. federal income tax. Generally, long-term capital gains recognized by non-corporate U.S. Shareholders will be subject to tax at a rate not to exceed 15%. The deductibility of capital losses is subject to limitations.

Taxation of Non-U.S. Shareholders. Any gain realized by a Non-U.S. shareholder upon an exchange of shares of FCBC common stock pursuant to the liquidation generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. shareholder within the United States (and attributable to a permanent establishment of such Non-U.S. shareholder in the case of a Non-U.S. shareholder who can claim the benefit of an applicable United States income tax treaty), (ii) in the case of a Non-U.S. shareholder who is an individual, such individual is present in the United States for 183 days or more in the taxable year during which the liquidation occurs and certain other conditions are met, or (iii) FCBC is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code (which FCBC does not believe to be the case).

If a Non-U.S. shareholder is engaged in a trade or business within the United States and such gain is “effectively connected” with such trade or business (and attributable to a permanent establishment of such Non-U.S. shareholder in the case of a Non-U.S. shareholder who can claim the benefit of an applicable United States income tax treaty) then the Non-U.S. shareholder generally will be taxed on such gain in the same manner as if it was a U.S. shareholder and, in the case of non-U.S. corporations, such gain also may be subject to an additional U.S. branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Individual Non-U.S. shareholders who are subject to U.S. federal income tax because they were present in the United States for 183 days or more during the year of the liquidation are subject to U.S. federal income tax on their “net” gains (the total gain realized by them from sales or other taxable exchanges of U.S. capital assets, including any gains realized by them from the exchange of shares of common stock pursuant to the liquidation, minus any losses from sales or taxable exchanges of other U.S. capital assets recognized for U.S. federal income tax purposes during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable U. S. income tax treaty.

Backup Withholding Tax and Information Reporting. The receipt of cash in exchange for shares of FCBC common stock pursuant to the liquidation by a U.S. shareholder may be subject to information reporting and backup withholding tax at the applicable rate (currently 28%), unless, in the case of backup withholding, the U.S. shareholder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. certification requirements (typically by completing and signing an IRS Form W-9, a copy of which will be included as part of the letter of transmittal to be timely returned to the exchange agent) or (ii) is a corporation or other exempt recipient and, when required, establishes such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

In general, Non-U.S. shareholders will not be subject to U.S. backup withholding and information reporting with respect to the receipt of cash in exchange for their shares of common stock pursuant to the liquidation if they provide the exchange agent with an IRS Form W-8BEN (or an IRS Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. shareholder) and neither FCBC nor the exchange agent have actual knowledge (or reason to know) that the relevant Non-U.S. shareholder is a U.S. shareholder. If the shares of common stock are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

We strongly recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash pursuant to the dissolution and liquidation of FCBC.

Dissenters’ Rights

Under Florida law, the holders of FCBC common stock are not entitled to dissenters’ rights with respect to the Plan and the Disposition. Therefore, although holders of FCBC common stock may vote against the approval of the Plan and the Disposition, they will not have the right under Florida law to demand payment of the “fair value” of their shares from FCBC.

THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

AND THE ACQUISITION AGREEMENT

The following summary describes material provisions of the Plan of Complete Liquidation and Dissolution and the Acquisition Agreement. This summary does not purport to be complete and may not contain all of the information about the Plan and Acquisition Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Plan of Complete Liquidation and Dissolution and the Acquisition Agreement, which are attached to this proxy statement as Appendix A and Appendix B, respectively, and are incorporated by reference into this proxy statement. You are urged to read the Plan and the Acquisition Agreement carefully and in their entirety, as they are the legal documents governing the Disposition.

The summary of the Plan of Complete Liquidation and Dissolution and the Acquisition Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Plan of Complete Liquidation and Dissolution and the Acquisition Agreement, and not to provide any other factual information regarding FCBC or its business. Accordingly, the representations and warranties and other provisions of the Acquisition Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement.

The representations, warranties and covenants contained in the Acquisition Agreement and described in this proxy statement were made only for purposes of the Acquisition Agreement and as of specific dates and may be subject to more recent developments and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between parties to the Acquisition Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the Acquisition Agreement survive the effective time of the Disposition generally for a period of six months. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of FCBC, the Bank or FC Lender Services. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Acquisition Agreement, which subsequent information may or may not be fully reflected in public disclosures by FCBC.

The Plan of Complete Liquidation and Dissolution

On February 10, 2011, FCBC Board of Directors approved the Plan Of Complete Liquidation And Dissolution (the “Plan”) for the purpose of effecting the complete liquidation and dissolution of FCBC, in line with the applicable provisions of Chapter 607 of the Florida Statutes.

Shareholder Approval

The Plan provides that it must be submitted to the shareholders for approval at a meeting of shareholders to be held as soon as practicable.

Effective Date of the Plan; Termination

The Plan provides that if it is approved by the shareholders, following such approval the Plan shall become effective on the effective date of the merger of the Bank with and into CB&C, pursuant to the Acquisition Agreement. In the event that the Acquisition Agreement is terminated by the parties thereto, then the Plan will simultaneously terminate.

Liquidation and Dissolution

Under the Plan, FCBC officers and directors will cause all debts and liabilities of FCBC to be paid promptly after the effective date of the Plan. After paying all known liabilities, the officers and directors will set aside cash in a reserve fund in an amount estimated by the officers and directors to be necessary for the payment of estimated expenses, taxes and contingent liabilities (including expenses of liquidation, dissolution and termination of existence and distribution of assets), and will distribute the balance of any cash assets of FCBC pro rata to its shareholders in proportion to the number of shares owned by them.

When the officers and directors have determined that all liabilities of FCBC have been paid or provided for, which may be no later than 12 months after the effective date of the Plan, the officers and directors will cause any funds remaining to be distributed pro rata to its shareholders in proportion to the number of shares owned by them.

The Plan also provides that after the effective date of the Plan, FCBC cannot engage in any business activities, except for the purpose of preserving the value of its assets, adjusting and winding up its business affairs and distributing its assets in accordance with the Plan and in line with Florida law. Under the Plan, the officers and directors are vested with all power and authority to carry out the terms, conditions and provisions of the Plan. As promptly as practicable after the effective date of the Plan, FCBC will be dissolved in accordance with the laws of the State of Florida, all tax returns, information returns, and other documents required to be filed with the Internal Revenue Service shall be filed.

The Acquisition Agreement

Subject to the terms and conditions of the Acquisition Agreement, the Bank will be merged with and into CB&C, with CB&C continuing as the interim surviving corporation, and the stock of FC Lender Services will be sold to CB&C, which activity is referred to in this proxy statement as the Disposition.

Officers and Directors of the Surviving Corporation

Upon consummation of the merger of the Bank into CB&C, the officers and directors of CB&C will become the officers and directors of the surviving corporation.

Closing

Under the terms of the Acquisition Agreement, the closing of the Disposition (the “Closing”) will occur as soon as possible, and in any event not later than five business days, following the satisfaction or (subject to applicable law) waiver of the conditions to closing (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties.

Effective Time

At the closing of the merger of the Bank into CB&C, articles of merger will be filed with the Secretary of State of the State of Florida. The merger of the Bank with CB&C will become effective upon the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida or at such other date and time as FCBC and CBMHC may mutually agree and include in the Articles of Merger.

Disposition Consideration

At the effective time of the merger of the Bank with CB&C, CB&C will pay Ten Million Dollars ($10,000,000) to FCBC. As discussed in more detail in the accompanying proxy statement, in the event we receive shareholder approval of the Plan of Complete Liquidation and Dissolution of FCBC and consummate the transactions contemplated in the Acquisition Agreement, we estimate that the aggregate amount of cash distributions to our shareholders to be approximately $0.       per share of FCBC common stock. However, uncertainties as to the timing of the closing of the Disposition, the ultimate amount of our liabilities, the amount of operating costs during the liquidation process and the related timing to complete the liquidation make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our holders of common stock or the timing of any such distributions.

Conversion of Shares

The conversion of Bank common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. At the effective time of the merger, FCBC shall deliver to CB&C certificates representing ownership of all the shares of Bank common stock and FC Lender Services common stock outstanding immediately prior to the effective time of the merger of the Bank with CB&C, and CB&C will pay to FCBC Ten Million Dollars ($10,000,000).

Representations and Warranties

FCBC, the Bank, CBMHC and CB&C have made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•

corporate authority to enter into and perform the obligations contemplated by the Acquisition Agreement, enforceability of the Acquisition Agreement, approval of the Acquisition Agreement by the parties’ boards of directors and shareholder voting requirements to consummate the transactions contemplated by the Acquisition Agreement;

•	required governmental filings and consents;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case, as a result of the merger of the Bank with CB&C;

In addition, FCBC and the Bank have made additional representations and warranties:

•	capitalization;

•	the timely filing and accuracy of periodic reports and other filings with the regulatory authorities since December 31, 2007;

•

the timely filing and accuracy of periodic reports and other filings with the SEC since January 1, 2009, as well as with respect to financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•

conduct of business in the ordinary course since December 31, 2009 and absence of any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, a material adverse effect on either party since December 31, 2009;

•	absence of undisclosed liabilities;

•	nature of financial statements

•	absence of certain changes or events;

•	absence of certain legal proceedings (pending or threatened) and orders;

•	compliance with applicable laws;

•	tax matters;

•	title to, or leasehold interest in, certain properties;

•	environmental matters;

•	matters with respect to certain material contracts;

•	employee benefit plans;

•	absence of transactions with affiliates.

•	broker’s fees payable in connection with the merger of the Bank and CB&C and the other transactions contemplated by the Acquisition Agreement; and

•	accuracy of information contained in the Acquisition Agreement;

•	inapplicability of certain anti-takeover provisions;

•	receipt of opinion of financial advisor;

•	regulatory compliance; and

•	fair consideration.

Many of FCBC’s and the Bank’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Acquisition Agreement, “material adverse effect”, is defined to mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance:

(i) is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Bank, or

(ii) does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of FCBC and the Bank to perform their obligations under the Acquisition Agreement or to consummate the transactions contemplated by this Acquisition Agreement, including the Disposition.

Conduct of Business Prior to Closing

FCBC and the Bank have agreed in the Acquisition Agreement that, until the earlier of the effective time of the merger of the Bank with CB&C and termination of the Acquisition Agreement, except as contemplated by the Acquisition Agreement or required by applicable law or unless CBMHC otherwise consents in writing, the business of FCBC and the Bank will be conducted only and the Bank and FCBC shall not take any action except:

•	in the ordinary course of business;

•

FCBC and the Bank will use their commercially reasonable efforts to preserve substantially intact the business organization of the Bank and FC Lender Services, to keep available the services of the present officers, employees and consultants of the Bank and FC Lender Services, to preserve the present relationships of the Bank and FC Lender Services with customers, clients, suppliers and other persons with which the Bank and FC Lender Services have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Bank or FC Lender Services challenges in good faith in appropriate proceedings and which are fully reserved for to the extent required under GAAP) and to maintain in full force and effect all permits necessary for the conduct of the business of the Bank and FC Lender Services as currently conducted; and

•

FCBC may issue common stock in connection with: outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (TARP); Outstanding TARP Warrants; Outstanding 10% Cumulative Convertible Perpetual Preferred Stock, Series B; and Outstanding stock options granted under the Long-Term Incentive Plan to certain persons set forth in the Acquisition Agreement.

FCBC and the Bank further agreed in the Acquisition Agreement that until the effective time of the merger of the Bank with CB&C, with certain exceptions and except with CBMHC’s prior written consent, each of FCBC and the Bank will not, and will not permit FC Lender Services to, among other things, undertake the following actions:

•	amend (i) its Articles of Incorporation or Bylaws or comparable organizational documents or (ii) any material term of any outstanding security issued by the Bank or FC Lender Services;

•

(i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, or (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities, other than the issuance of shares of the capital stock of FCBC pursuant to the terms of certain options, warrants and convertible securities;

•

make any unsecured loan or other extension of credit to any person; if, immediately after making such loan or extension of credit, such person would be indebted to the Bank, in an aggregate amount in excess of $100,000 or make any fully secured loan to any person if, immediately after making such loan, such person would be indebted to the Bank in an aggregate amount in excess of $250,000 (in either case CBMHC must object thereto, if at all, within two (2) Business Days, and the failure to provide a written objection within two (2) Business Days shall be deemed as the approval of CBMHC to make such loan or extend such credit); or

•

incur any additional debt obligation or other obligation for borrowed money; except other borrowings incurred in the Ordinary course of the business of the Bank consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, entry into repurchase agreements fully secured by U.S. government or agency securities, and advances from the Federal Home Loan Bank, to the extent consistent with prior practices of the Bank);

•

other than the Disposition of property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) pursuant to binding agreements in effect on the date hereof and set forth on a disclosure schedule, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate;

•

materially amend, extend or terminate any material contract of the Bank, or waive, release or assign any material rights or claims thereunder, or enter into any new contract that would be deemed a Bank Material Contract if entered into prior to the date of the Acquisition Agreement;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets;

•

except as required to comply with applicable Law, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Bank Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and any regulations (whether in proposed or final form) and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) pay any benefit not provided for under any Bank Employee Plan as in effect on the date hereof, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Bank Employee Plan, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Bank Employee Plan or (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Bank Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

•

change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by FCBC’s registered independent public auditors, applicable law or GAAP;

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make any material Tax election or material change in any Tax election, change or consent to change its method of accounting for Tax purposes, file any amended Tax Return or enter into any settlement or compromise of any Tax liability of FCBC, the Bank or FC Lender Services in an amount in excess of $50,000;

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pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $50,000, but subject to an aggregate maximum of $100,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

•	enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

•	adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement;

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enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

•	enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

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except for purchases of United States Treasury securities or United States Government agency securities (including agency pass-through securities issued or guaranteed by GNMA, FNMA and FHLMC), which in either case have maturities of five (5) years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person, or otherwise acquire direct or indirect control over any Person;

•	make, authorize or agree to make any capital expenditures in an aggregate amount exceeding $25,000 for each quarterly period;

•	dispose of, license or permit to abandon, invalidate or lapse, any rights in, to or for the use of any material Intellectual Property;

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change, in any material respect, policies regarding (i) the pricing of the execution and/or clearing of trades, or (ii) the amount of interest rebated to customers on, or interest associated with, customer margin accounts;

•	change, in any material respect, policies regarding the commissions paid to brokers;

•	engage in hiring, firing, or redeploying of employees, other than the termination of employees for cause, or the hiring of employees in the Ordinary Course of Business;

•	make any material change to any credit or risk management policies, practices or procedures; or

•	agree or commit to do any of the foregoing.

FCBC, the Bank, CB&C and CBMHC have further agreed in the Acquisition Agreement that until the effective time of the merger of the Bank with CB&C:

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they will comply in all material respects with all applicable rules and regulations of any regulatory agency in connection with its execution, delivery and performance of the Acquisition Agreement and the actions contemplated thereby;

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FCBC and the Bank shall give prompt notice to CBMHC and CB&C, and CBMHC and CB&C shall give prompt notice to FCBC, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty of such party contained in the Acquisition Agreement to be untrue or inaccurate at any time prior to the Effective Time, (b) any failure of CBMHC, CB&C, FCBC or the Bank, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence or non-occurrence of any fact, event or circumstance which, individually or in the aggregate, is reasonably likely to have a material adverse effect, (d) receipt by FCBC or CBMHC or any of their respective subsidiaries, as the case may be, of any notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Acquisition Agreement, (e) receipt by FCBC or CBMHC or any of their respective subsidiaries, as the case may be, of any notice or other communication from any regulatory agency in connection with the transactions contemplated by the Acquisition Agreement, (f) receipt by FCBC or CBMHC or any of their respective subsidiaries, as the case may be, of any notice or other communication regarding any pending or threatened Litigation of the type required to be disclosed under the Acquisition Agreement; and (g) any event or occurrence that would be reasonably likely to prevent the satisfaction of any of the closing conditions set forth in the Acquisition Agreement;

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each party shall furnish promptly to the other parties (i) copies of all reports, schedules, and other documents filed or received by it or any of its subsidiaries during such period pursuant to the requirements of the securities laws, and (ii) copies of all filings made with any regulatory agencies in connection with the transactions contemplated by the Acquisition Agreement and copies of all written communications received from such regulatory agencies related thereto.

Agreement to Use Commercially Reasonable Best Efforts

Subject to the terms and conditions of the Acquisition Agreement, each of CBMHC, CB&C, FCBC and the Bank shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under the Acquisition Agreement and applicable laws to consummate and make effective the Disposition and the other transactions contemplated by the Acquisition Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any third party and/or any regulatory agency in order to consummate the Disposition or any of the other transactions contemplated by the Acquisition Agreement (collectively, the “Required Approvals”), and (ii) taking all steps as may be reasonably necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of CBMHC, CB&C, FCBC and the Bank agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of the Acquisition Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Regulatory Agency or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of CBMHC, CB&C, FCBC and the Bank shall use its commercially reasonable efforts to resolve such objections, if any, as any regulatory agency may threaten or assert with respect to the Acquisition Agreement and the transactions contemplated hereby in connection with the Required Approvals. FCBC, CBMHC and CB&C each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary in connection with the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of FCBC, CBMHC or any of their respective subsidiaries to any third party and/or regulatory agency in connection with the Disposition or the other transactions contemplated by the Acquisition Agreement.

In furtherance and not in limitation of the provisions of the paragraph above, each of CBMHC, CB&C, FCBC and the Bank shall take all action reasonably necessary to obtain the approval of the Disposition and the other transactions contemplated by the Acquisition Agreement under the Bank Merger Act and any other applicable laws governing competition. As soon as practicable after the date of the Acquisition Agreement, CBMHC, CB&C, FCBC and the Bank, as applicable, shall file all necessary applications and notifications with the FDIC, OTS and the Florida OFR (and, if requested, the Federal Reserve) with respect to the Disposition and the other transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to cooperate with the other parties hereto in connection with such filing, and each such party shall respond as promptly as practicable to all requests or inquiries received from any regulatory agency for additional documentation or information in connection therewith. Each of CBMHC, CB&C, FCBC and the Bank shall use its commercially reasonable efforts to obtain such approvals, including (i) entering into discussions with any regulatory agency, (ii) promptly complying with (or promptly seeking to reduce the scope of) all formal or informal requests for additional information or documentary material received by it from any regulatory agency, (iii) promptly making notifications or applications (as applicable) to any regulatory agency, (iv) applying for such governmental or regulatory licenses, permits or authorizations as may be required including, by or from any regulatory agency, and (v) consulting with each other after receiving and before responding to, any material communication with any regulatory agency.

The parties have further agreed that in case at any time before or after the effective time of the merger of the Bank with CB&C any further action is reasonably necessary to carry out the purposes of the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement, the proper officers of CBMHC, CB&C, FCBC and the Bank shall take any such reasonably necessary action.

Each of the parties have agreed that if any takeover statute enacted under state or federal law shall become applicable to the Disposition or any of the other transactions contemplated thereby, FCBC, the Bank and the Board of Directors of each of FCBC and the Bank shall grant such approvals and take such actions as are necessary so that the Disposition and the other transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated thereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Disposition and the other transactions contemplated thereby.

FCBC has agreed to pay all expenses and costs incurred by FCBC and the Bank in connection with the transactions contemplated by the Acquisition Agreement, including all fees and other amounts payable to Sandler O’Neill, and all legal and accounting fees and costs payable to the legal advisors and accountants of FCBC and the Bank. To the extent that the Bank has previously paid any of these fees, expenses or costs, or should pay any of these items between the date of the Acquisition Agreement and the closing, FCBC shall reimburse the Bank for such items on or before the closing.

FCBC has agreed to deliver at the Closing to CB&C a duly executed release from each officer and employee of the Bank who is entitled to any change of control benefits as a result of the transactions contemplated by the Acquisition Agreement, pursuant to which such officer or employee shall waive any right to receive such benefits from the Bank or CB&C. To the extent that the Bank has paid any of these benefits, FCBC shall reimburse the Bank for such items prior to the closing.

Agreement Not to Solicit Other Offers

FCBC and the Bank, have further agreed in the Acquisition Agreement that until the effective time of the merger of the Bank with CB&C:

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neither of them shall, and that they shall cause each of their officers, directors, employees, advisors, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of providing information), or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Acquisition Proposal, (ii) provide or disclose any non-public information to any person relating to FCBC or the Bank in connection with an Acquisition Proposal, participate or engage in any discussions or negotiations concerning an Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, endorse, recommend, agree to or accept, or propose publicly to approve, recommend, endorse, agree to or accept, any Acquisition Proposal, (iv) withdraw, modify or amend FCBC Recommendation in any manner adverse to CBMHC, (v) approve, recommend, endorse, agree to or accept, or propose to approve, recommend, endorse, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal or (vi) resolve, propose or agree to do any of the foregoing.

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They shall promptly notify CBMHC (and in any event within 24 hours) upon receipt by either of them or their representatives from any third party of any Acquisition Proposal. FCBC and the Bank shall notify CBMHC promptly (and in any event within two business days) of the identity of such third party and provide a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any material modifications thereto. FCBC and the Bank shall keep CBMHC reasonably informed on a current basis (and in any event within five business days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, FCBC shall promptly (and in any event within five business days) notify CBMHC orally and in writing if it determines to begin negotiations concerning a superior proposal FCBC and the Bank shall not enter into any confidentiality agreement with any Person subsequent to the date of the Acquisition Agreement, and neither FCBC nor the Bank is party to any agreement, which prohibits FCBC and the Bank from providing such information to CBMHC.

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Nothing contained in the Acquisition Agreement shall prevent FCBC or FCBC Board from, prior to the adoption of the Acquisition Agreement by the holders of FCBC Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any person, if and only to the extent that (i) FCBC receives from such person a bona fide written Superior Proposal, or an Acquisition Proposal, which was not solicited by FCBC and did not otherwise violate the provisions of the Acquisition Agreement, and which FCBC Board concludes in good faith (after consultation with its outside legal counsel and outside financial advisors) could reasonably be expected to result in a Superior Proposal and (after consultation with its outside legal counsel) that the failure to act on the Superior Proposal or Acquisition Proposal, as the case may be, could be inconsistent with its fiduciary obligations to the shareholders of FCBC under applicable Laws, (ii) prior to providing or disclosing any non-public information to any person in connection with such proposal, FCBC Board receives from the person making such Acquisition Proposal an executed confidentiality agreement containing terms no less restrictive on such person than the terms contained in the Confidentiality Agreement between FCBC and CBMHC provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent FCBC from complying with its obligation to provide the required disclosure to CBMHC pursuant to the Acquisition Agreement, and (iii) FCBC concurrently discloses any such non-public information to CBMHC if such non-public information has not been disclosed previously to CBMHC.

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Notwithstanding anything in the Acquisition Agreement to the contrary, at any time prior to FCBC Shareholder Approval, in response to a material development or change in circumstances which occurs or arises after the date of the Acquisition Agreement (an “Intervening Event”), that was not known by FCBC Board as of the date of the Acquisition Agreement, FCBC Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the shareholders of FCBC under applicable laws, withdraw, modify or change its recommendation of the Acquisition Agreement and the Disposition (a “Company Change of Recommendation”), but only at a time that is after the fifth business day following CBMHC’s receipt of written notice from FCBC advising CBMHC of its intention to do so; provided that, if such action is in response to or relates to an Acquisition Proposal, then FCBC Change of Recommendation shall be taken only in compliance with the Acquisition Agreement.

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Notwithstanding anything in the Acquisition Agreement to the contrary, in response to an Acquisition Proposal which was not solicited by FCBC or otherwise in violation of the Acquisition Agreement, if FCBC Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the shareholders of FCBC under applicable laws, FCBC Board may at any time prior to FCBC Shareholder Approval (i) effect a Company Change of Recommendation or (ii) terminate the Acquisition Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that FCBC Board may not effect such Company Change of Recommendation or termination unless and until (i) five business days have elapsed following delivery to CBMHC of a written notice of such determination by FCBC Board and of the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, and, during such five business day period, FCBC reasonably cooperates with CBMHC and CB&C with respect thereto with the intent of enabling CBMHC and CB&C to agree to a modification of the terms and conditions of the Acquisition Agreement so that the transactions contemplated hereby may be effected and so that such Acquisition Proposal would no longer represent a Superior Proposal, including negotiating in good faith with CBMHC and its representatives with respect to any proposed revisions to the terms of the Acquisition Agreement, (ii) at the end of such five business day period, FCBC Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by CBMHC, if any, after consultation with outside legal counsel, that (A) in the case of a Company Change of Recommendation, failure to take such action could be inconsistent with its fiduciary obligations to the shareholders of FCBC under applicable Laws and (B) in the case of a termination of the Acquisition Agreement, that such Acquisition Proposal remains a Superior Proposal as compared to the Disposition, as supplemented by any counterproposals made by CBMHC; provided that, in the event FCBC Board does not make the determination referred to in this clause (ii) of this paragraph but thereafter determines to effect a Company Change of Recommendation or termination because FCBC has received a Superior Proposal, the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification, and (iii) contemporaneously with such termination, FCBC enters into a definitive disposition, merger or similar agreement to effect the Superior Proposal.

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Nothing in the Acquisition Agreement shall prohibit FCBC from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to FCBC’s shareholders if FCBC Board (after consultation with its legal advisors), concludes that its failure to do so could be inconsistent with its fiduciary obligations to the shareholders of FCBC under applicable law; it being understood that any such disclosure that does not reaffirm FCBC Board’s recommendation of the Acquisition Agreement and the Disposition (and recommend that FCBC’s shareholders reject the applicable tender offer or exchange offer within the ten day period specified by Rule 14d-9) or which is otherwise adverse to CBMHC and CB&C shall be deemed a Company Change of Recommendation for purposes of the Acquisition Agreement.

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Notwithstanding the foregoing, unless and until the Acquisition Agreement shall have been terminated in accordance with its terms (including a termination pursuant to Section 4.2(e)), FCBC shall comply with its obligations under to hold their special meeting of its shareholders whether or not FCBC Board makes a Company Change of Recommendation or recommends any other offer or proposal. Any action pursuant to and in accordance with the bullet points above shall not constitute a breach of FCBC’s representations, warranties, covenants or agreements contained in the Acquisition Agreement.

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As used in the Acquisition Agreement, “superior proposal” means an acquisition proposal (except that solely for purposes of the definition of “Superior Proposal” all references in the definition of “Company Disposition” to “10%” shall be deemed to be references to 50.1%) which, if consummated, is on terms which FCBC Board concludes in good faith (after consultation with its legal and financial advisors) (x) would be, if consummated, more favorable to the shareholders of FCBC than the Disposition, taking into account all of the terms and conditions of such proposal and of the Acquisition Agreement (including any proposal by CBMHC to amend the terms of the Acquisition Agreement) as well as any other factors deemed relevant by FCBC Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Recommendation of FCBC Board of Directors

The FCBC Board of Directors adopted a resolution recommending that FCBC shareholders adopt the Plan and the Acquisition Agreement. Under the Acquisition Agreement, other than as described below, FCBC agreed that its Board of Directors would recommend adoption of the Acquisition Agreement to its shareholders and not make a Company Change of Recommendation, as defined above under the Heading “Agreement Not to Solicit Other Offers.” However, FCBC Board of Directors may make a Change of Recommendation under circumstances described above under the Heading “Agreement Not to Solicit Other Offers.”

Other Covenants and Agreements

The Acquisition Agreement contains certain other covenants and agreements relating to, among other things:

FCBC Shareholders Meeting. FCBC has agreed to take all lawful action to call, give notice of, convene and hold a meeting of shareholders of FCBC on a date as soon as reasonably practicable following the execution of the Acquisition Agreement, for the purpose of obtaining the approval of the Acquisition Agreement by FCBC shareholders in accordance with applicable law; use commercially reasonable efforts to solicit the approval of the Acquisition Agreement by the shareholders of FCBC, and (iii) except to the extent that FCBC Board shall have withdrawn or modified its approval or recommendation of the Acquisition Agreement, include in the proxy statement the recommendation of FCBC Board that the shareholders of FCBC approve the Acquisition Agreement.

Access to Information/Employees. Between the execution of the Acquisition Agreement and the effective time of the merger of the Bank with CB&C, FCBC and the Bank shall, and shall cause FC Lender Services and their respective directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, representatives and agents of CBMHC and CB&C reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including tax returns, audit work papers and insurance policies), and shall furnish CBMHC and CB&C with all financial, operating and other data and information that CBMHC and CB&C, through their directors, officers, employees, consultants or agents, may reasonably request.

Each of CBMHC and CB&C also agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from FCBC, the Bank, FCBC and their directors, officers, employees, financial advisors, consultants or agents, in accordance with the confidentiality agreement entered into by the parties, which shall survive the execution and delivery of the Acquisition Agreement, and any termination of the Acquisition Agreement. Each of the parties agreed that it shall, and shall cause its respective advisors and representatives, to conduct its activities in such a manner that they will not unreasonably interfere with the normal operations, customers or employee relations of the other parties and their respective subsidiaries and shall be in accordance with reasonable procedures established by the parties having due regard for the foregoing.

Indemnification. After the closing, FCBC (the “Indemnifying Party”) must indemnify the CBMHC and CB&C and each of their agents and representatives (collectively, the “Indemnitees”), and hold them harmless against any loss, liability, deficiency, fine, penalty damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Loss”) which the Indemnitees may suffer, sustain or become subject to, as a result of or in connection with any breach by FCBC or the Bank of any representation, warranty or covenant set forth in the Acquisition Agreement or any other agreement contemplated thereby or any certificates executed or delivered in connection with the closing of the Disposition. After the closing, the CBMHC and CB&C (the “Indemnifying Party”) must indemnify FCBC and each of its agents and representatives, as the case may be (collectively, the “Indemnitees”), and hold them harmless against any Loss which any of them may suffer, sustain or become subject to, as a result of or in connection with any breach by CBMHC or CB&C of any representation, warranty or covenant set forth in the Acquisition Agreement or any other agreement contemplated hereby or any certificates executed or delivered in connection with the Closing of the Disposition.

Each Indemnitee must notify the Indemnifying Party in writing within thirty (30) days following the discovery by such Indemnitee of any matter giving rise to an indemnification obligation of the Indemnifying Party pursuant to the Acquisition Agreement and shall indicate in such notification whether such Indemnitee is requesting indemnification with respect to such matter and the amount of indemnification initially anticipated (if the same is capable of estimation). The failure to give notice as required by the Acquisition Agreement in a timely fashion shall not result in a waiver of any right to indemnification thereunder, except to the extent that the Indemnifying Party is actually prejudiced as a result of such delay. In case any such action is brought against an Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in such Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest between the Indemnifying Party and the Indemnitee actually exists in respect of such Loss, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and after its assumption of the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Nothing in the Acquisition Agreement shall limit the Indemnitee’s right to employ its own counsel at its own cost and expense. If in the Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest exists requiring the Indemnitee to assume its own defense, upon written notice thereof by the Indemnitee to the Indemnifying Party stating the nature of such conflict of interest, the Indemnitee shall be entitled to assume its own defense with one separate counsel at the Indemnifying Party’s expense in accordance with the Acquisition Agreement. The Indemnifying Party shall not, without the consent of the affected Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Loss or which requires action on the part of such Indemnitee or otherwise subjects the Indemnitee to any obligation or restriction to which it would not otherwise be subject.

Under the Acquisition Agreement, FCBC will not be required to indemnify the Indemnitees, unless and until the aggregate amount of all Losses incurred with respect to all claims exceeds One Hundred Thousand Dollars ($100,000) (the “Indemnification Threshold Amount”), in which event FCBC shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. CBMHC and CB&C shall not be required to indemnify the Indemnitees, unless and until the aggregate amount of all Losses incurred with respect to all claims exceeds the Indemnification Threshold Amount, in which event CBMHC and CB&C shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The cumulative indemnification obligation of (1) FCBC to CBMHC and CB&C and all of the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with) CBMHC and CB&C, or (2) CBMHC and CB&C to FCBC and the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with) FCBC, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the aggregate amount of $10,000,000.00.

Public Announcements. CBMHC, CB&C, FCBC and the Bank have agreed to consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Disposition and have agreed not to issue any such press release or make any such public statement before such consultation, except as may be required by applicable law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent reasonably practicable under the circumstances.

FCBC Dividends. The Acquisition Agreement prohibits FCBC, the Bank and FC Lender Services from declaring, setting aside or paying any dividends or other distributions payable in cash, stock or property with respect to their capital stock prior to the effective date of the merger of the Bank with CB&C or the termination of the Acquisition Agreement.

Conditions to Complete the Disposition

Each of FCBC’s, the Bank’s CBMHC’s and CB&C’s obligation to effect the Disposition is subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	adoption of the Acquisition Agreement by FCBC’s shareholders;

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FCBC shall have obtained the consents and approvals of the regulatory agencies and third parties listed on the disclosure schedule to the Acquisition Agreement, the failure of which to be received would reasonably be expected to have a material adverse effect;

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CBMHC and CB&C (and all principals thereof, to the extent applicable) shall have received all consents and approvals of regulatory agencies listed on the Disclosure Schedule to the Acquisition Agreement; and

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No court or regulatory agency of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the Disposition or the other transactions contemplated by the Acquisition Agreement.

FCBC’s and the Bank’s obligations to effect the Disposition are subject to the satisfaction or waiver of the following conditions:

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CBMHC and CB&C shall have performed in all material respects their covenants contained in the Acquisition Agreement required to be performed on or prior to the effective time of the merger of the Bank with CB&C and FCBC shall have received a certificate of an executive officer of CB&C and CBMHC to that effect; and

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The representations and warranties of FCBC and CB&C contained in the Acquisition Agreement shall be true and correct in all material respects, as of the date of the Disposition Agreement and at and as of the effective time of the merger of the Bank with CB&C with the same force and effect as if made at and as of the effective time of the merger of the Bank with CB&C (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). FCBC shall have received a certificate of an executive officer of CB&C and CBMHC as to the satisfaction of this condition.

CB&C’s and CBMHC’s obligations to effect the Disposition are subject to the satisfaction or waiver of the following conditions:

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FCBC and the Bank shall have performed in all material respects their respective covenants contained in the Acquisition Agreement required to be performed on or prior to the effective time of the merger of the Bank with CB&C and CBMHC and CB&C shall have received a certificate of the President or Chief Executive Officer of FCBC and the Bank to that effect;

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The representations and warranties of FCBC and the Bank contained in the Acquisition Agreement shall be true and correct in all material respects, in each case, as of the date of the Acquisition Agreement and at and as of the effective time of the merger of the Bank with CB&C with the same force and effect as if made at and as of the effective time of the merger of the Bank with CB&C (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). CBMHC and CB&C shall have received a certificate of the President or Chief Executive Officer of FCBC and the Bank to the satisfaction of this condition;

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Since the date of the Acquisition Agreement, there shall not have been any event, change or occurrence which had, or, in the opinion of CBMHC, is reasonably likely to have individually or in the aggregate, a material adverse effect;

•

No Bankruptcy Event shall have occurred. “Bankruptcy Event” means the occurrence of any of the following events: the Bank: (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes unable to pay its debts in the ordinary course of business, its total liabilities exceed its total assets, or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an Order for relief or the making of an Order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) except as expressly provided for by the Acquisition Agreement, has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

•

The Bank shall not be a party or subject to any written agreement, or order of any regulatory agency, including the FDIC or the OTS, unless the applicable regulatory agency has confirmed that such written agreement, memorandum of understanding or order will be terminated as of the closing date of the Disposition; and

•	The FDIC and the OTS shall have terminated the existing Memorandum of Understanding between the FDIC, the OTS and the Bank.

FCBC cannot provide assurance as to when or if all of the conditions to the Disposition can or will be satisfied or waived by the appropriate party, or that the Disposition will be completed. As of the date of this proxy statement, FCBC has no reason to believe that any of these conditions will not be satisfied.

Termination of the Acquisition Agreement

FCBC and CBMHC may mutually agree to terminate the Acquisition Agreement before completing the Disposition, even after shareholder approval, by mutual written consent.

FCBC or CBMHC may terminate the Acquisition Agreement if the FCBC Shareholder Approval is not obtained at the FCBC Shareholders’ Meeting (including any adjournment, continuation or postponement thereof). However, the right to terminate the Acquisition Agreement for this reason shall not be available to FCBC where the failure to obtain FCBC Shareholder Approval shall have been caused by the action or failure to act of FCBC and such action or failure to act constitutes a material breach by FCBC of the Acquisition Agreement.

In addition, any party may terminate the Acquisition Agreement if:

•

the Disposition has not been consummated by May 31, 2011 (the “Termination Date”), provided, however, that the Termination Date may be extended for a period of five (5) days by CBMHC or FCBC by giving written notice to the other party at least three (3) business days prior to the initial Termination Date if (i) certain conditions have not been satisfied on or prior to the initial Termination Date, and (ii) all other conditions to the consummation of the Disposition are satisfied on or prior to the Termination Date or capable of then being satisfied at the closing of the Disposition. However, the right to terminate the Acquisition Agreement pursuant to this paragraph is not be available to any party whose failure to perform any of its obligations under the Acquisition Agreement required to be performed by it at or prior to such date has been the cause of, or resulted in, the failure of the Disposition to have become effective on or before such date; or

•

a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a regulatory agency shall have issued an order, decree, ruling or injunction or taken any other action (including the failure to have taken action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Disposition and such order, decree, ruling or injunction shall have become final and non-appealable.

FCBC may also terminate the Acquisition Agreement under the following circumstances:

•

if either CBMHC or CB&C shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Acquisition Agreement, which breach or failure to perform (i) would result in a failure of certain closing conditions and (ii) cannot be cured by the Termination Date. However, FCBC shall have given CBMHC and CB&C written notice, delivered at least thirty (30) days prior to such termination, stating FCBC’s intention to terminate the Acquisition Agreement pursuant to this paragraph and the basis for such termination; or

•	if FCBC receives a Superior Proposal as set forth above in the section titled “Agreement Not to Solicit Other Offers.”

CBMHC may terminate the Acquisition Agreement under the following circumstances:

•

if FCBC or the Bank shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Acquisition Agreement, which breach or failure to perform (i) would result in a failure of a certain closing conditions and (ii) cannot be cured by the Termination Date. However, CBMHC and CB&C shall have given FCBC written notice, delivered at least thirty (30) days prior to such termination, stating CBMHC and CB&C’s intention to terminate the Agreement pursuant to this paragraph and the basis for such termination; or

•

prior to FCBC Shareholders’ Meeting, if FCBC Board shall (A) fail to recommend the Disposition, (B) effect a Company Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by FCBC Board to the shareholders of FCBC pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to constitute a Company Change of Recommendation), or (C) resolve to do any of the foregoing.

Effect of Termination

In the event of termination of the Acquisition Agreement the Acquisition Agreement shall terminate (except for the Confidentiality Agreement and certain other provisions), without any liability on the part of any party or its shareholders, partners, members, affiliates, directors, officers or agents except as set forth below. However, no party shall be relieved or released from any liability or damages arising from any fraud or intentional breach of the Acquisition Agreement.

Termination Fees Payable by FCBC

Under the terms of the Acquisition Agreement, if:

•

FBMHC or FCBC terminates the Acquisition Agreement because the Disposition has not been consummated by May 31, 2011 (subject to extension as set forth in the Acquisition Agreement), and any person has made an Acquisition Proposal which proposal has been publicly disclosed and not withdrawn prior to the termination of the Acquisition Agreement and within twelve (12) months after the termination of the Acquisition Agreement, any Company Disposition shall have been consummated or any definitive agreement with respect to any Company Disposition shall have been entered into;

•	CBMHC or FCBC terminates the Acquisition Agreement because FCBC Shareholder Approval was not obtained at FCBC Shareholders’ Meeting;

•

CBMHC terminates the Acquisition Agreement prior to FCBC Shareholders’ Meeting, because FCBC Board (A) failed to recommend the Disposition, (B) effected a Company Change of Recommendation, or (C) resolved to do any of the foregoing;

•	FCBC terminates the Acquisition Agreement because it receives a Superior Proposal as set forth above in the section titled “Agreement Not to Solicit Other Offers”; or

•	CBMHC terminates the Acquisition Agreement due to FCBC’s or the Bank’s willful breach of or willful failure to perform its obligations under any covenant contained in the Acquisition Agreement,

then FCBC and the Bank shall pay CBMHC a fee, in immediately available funds, in an amount equal to Seven Hundred Thousand Dollars ($700,000) (the “Termination Fee”).

If FBMHC or FCBC terminates the Acquisition Agreement because the Disposition has not been consummated by May 31, 2011 (subject to extension as set forth in the Acquisition Agreement), and any person has made an Acquisition Proposal which proposal has been publicly disclosed and not withdrawn prior to the termination of the Acquisition Agreement and within twelve (12) months after the termination of the Acquisition Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to any Company Acquisition shall have been entered into; the Termination Fee shall be payable on the date that such Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into.

If the Acquisition Agreement is terminated for any of the other reasons set forth in the bullet points above, the Termination Fee shall be payable upon the termination of the Acquisition Agreement.

In the event that FCBC and the Bank are required to pay the Termination Fee as set forth herein, FCBC and the Bank shall also be required to pay CBMHC’s expenses at the time that FCBC and the Bank are obligated to pay the Termination Fee, up to $300,000.

Except with respect to any fraud or intentional breach of the Acquisition Agreement by FCBC or the Bank, CBMHC’s right to receive the Termination Fee and the payment of the CBMHC’s expenses will be the exclusive remedy of the CBMHC and CB&C against FCBC, the Bank or any of their shareholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of the Acquisition Agreement by FCBC or the Bank or the failure of the Disposition to be consummated upon termination of the Acquisition Agreement.

If FCBC and the Bank fail promptly to pay the Termination Fee or expenses due to CBMHC and, in order to obtain such payment, CBMHC commences a suit that results in a judgment against FCBC or the Bank for such amounts, FCBC and the Bank shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the CBMHC and CB&C (including reasonable legal fees and expenses) in connection with such suit.

Amendment, Waiver and Extension of the Acquisition Agreement

The parties may amend the Acquisition Agreement by written agreement by an instrument in writing signed by the parties thereto.

At any time before the effective time of the merger of the Bank with CB&C, any party may

•	extend the time for the performance of any of the obligations or other acts of the other parties hereto,

•	waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and

•

waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

VOTING AGREEMENT WITH CERTAIN SHAREHOLDERS OF FCBC

In connection with the execution of the Acquisition Agreement, CBMHC concurrently entered into a Support Agreement (the “Support Agreement”) with all of the members of our Board of Directors, certain officers, and entities controlled by one or more of our directors (collectively, the “Shareholders”). Pursuant to the Support Agreement, the Shareholders have agreed to vote (a) in favor of (i) the adoption of the Acquisition Agreement, (ii) the merger of the Bank with and into CB&C and the other transactions contemplated by the Acquisition Agreement, and (iii) any actions required in furtherance of the merger of the Bank with CB&C and the other transactions contemplated by the Acquisition Agreement, and (b) against (i) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FCBC under the Acquisition Agreement or that is reasonably likely to result in any of the conditions to the obligations of FCBC under the Acquisition Agreement not being fulfilled, or (ii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Acquisition Agreement or the likelihood of such transactions being consummated.

Pursuant to the Support Agreement, the Shareholders also have agreed that, so long as the Support Agreement is in effect, not to grant any proxies or powers of attorney (other than pursuant to the Support Agreement and this proxy statement), (b) deposit any of their shares into any voting trust or (c) enter into any other voting agreement or understanding, in each case relating to the matters covered by the Support Agreement. Further, each Shareholder has agreed not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of their shares to any persons controlling, controlled by or under common control with the Shareholder who do not agree to become bound by the terms of the Support Agreement or to any other person for the primary purpose of the circumvention of the obligations under the Support Agreement, so long as the Support Agreement is in effect.

The Shareholders that are subject to the Support Agreement held approximately 51.8% of the outstanding shares of FCBC common stock as of the close of business on the record date. Such shareholders also own a substantial majority of the 313,297 outstanding shares of our 10% Cumulative Convertible Perpetual Preferred Stock, Series B (the “Series B Convertible Preferred Stock”). Following the mandatory conversion of the Series B Convertible Preferred Stock into 3,132,970 shares of our common stock on March 31, 2011, pursuant to the terms of our Amended and Restated Articles of Incorporation designating and governing the Series B Convertible Preferred Stock, such shareholders will hold approximately 57.2% of the 8,592,143 shares of FCBC common stock that will be outstanding following such conversion.

The Support Agreement will terminate upon the earliest to occur of (i) the completion of the transactions contemplated by the Acquisition Agreement, or (ii) the termination of the Acquisition Agreement in accordance with its terms.

The foregoing description of the Support Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Support Agreement, a copy of which is attached as Exhibit A to the Acquisition Agreement, and the terms of which are incorporated herein by reference.

OTHER MATTERS

No matters other than the approval of the Acquisition Agreement may be brought before the special meeting.

Regardless of the number of shares you hold, it is important that your shares be represented at the meeting in order that a quorum will be present at the meeting. If you are unable to attend the meeting, you are urged to submit your proxy as promptly as possible by telephone or through the Internet Web site if permitted on your proxy card or by marking, signing and dating your proxy card and returning it without delay in the postage-paid envelope provided. The shares represented by each proxy that is signed and returned or submitted by telephone or via the Internet Web site will be voted in accordance with your directions. If no instructions are given, your shares will be voted FOR the proposal.

SOLICITATION OF PROXIES

The cost of soliciting proxies on behalf of the Board of Directors for the Special Meeting will be borne by FCBC. Proxies may be solicited by directors, officers or our regular employees, in person or by telephone, e-mail or mail. We are requesting persons and entities holding shares in their names, or in the names of their nominees, to send proxy materials to, and obtain proxies from, such beneficial owners. Those persons and entities will be reimbursed for their reasonable out-of-pocket expenses.

SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement is being delivered to multiple shareholders of FCBC sharing an address unless FCBC has previously received contrary instructions from one or more of such shareholders. On written or oral request to Kay M. McAleer, Vice President/Corporate Secretary, First Community Bank Corporation of America, 9001 Belcher Road, Pinellas Park, Florida 33782, telephone number (727) 520-0987, FCBC will deliver promptly a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. The proxy statement can also be found at www.FCFLproxy.com. Shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of FCBC’s proxy statement should provide written or oral notice to the Office of the Vice President/Corporate Secretary of FCBC at the address and telephone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

Any shareholder who would like an additional copy of this proxy statement should contact: Kay M. McAleer, Vice President/Corporate Secretary, First Community Bank Corporation of America, 9001 Belcher Road, Pinellas Park, Florida 33782, telephone (727) 520-0987. The proxy statement can also be found at www.FCFLproxy.com.

FCBC currently files periodic reports (including Form 10-Ks, Form 10-Qs, proxy statements, etc.) with the Securities and Exchange Commission. These periodic reports are filed electronically via EDGAR and are available for review on the Securities and Exchange Commission’s website at www.sec.gov, or can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549.

Appendix A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

FIRST COMMUNITY BANK CORPORATION OF AMERICA

This Plan Of Complete Liquidation And Dissolution (the “Plan”) is for the purpose of effecting the complete liquidation and dissolution of First Community Bank Corporation Of America, a Florida corporation (“Corporation”), in line with the applicable provisions of Chapter 607 of the Florida Statutes and the following:

1.    This Plan shall be submitted to the shareholders for approval at a meeting of shareholders to be held as soon as practicable.

2.    If approved by the shareholders, following such approval this Plan shall become effective on the effective date of the proposed merger of First Community Bank Of America with and into Community Bank of Manatee (the “Effective Date”), pursuant to the terms of that certain Acquisition Agreement, dated February 10, 2011 (the “Acquisition Agreement”), by and among the Corporation and First Community Bank of America (the “Bank”), CBM Florida Holding Company (“CBM Holdings”) and Community Bank of Manatee. In the event that the Acquisition Agreement is terminated by the parties thereto, then this Plan shall simultaneously terminate.

3.    The Officers and Directors shall cause all debts and liabilities of the Corporation to be paid promptly after the Effective Date.

4.    After payment of all known liabilities, the Officers and Directors shall set aside cash in a reserve fund in an amount estimated by the Officers and Directors to be necessary for the payment of estimated expenses, taxes and contingent liabilities (including expenses of liquidation, dissolution and termination of existence and distribution of assets), and shall distribute the balance of any cash assets of the Corporation pro rata to its shareholders in proportion to the number of shares owned by them.

5.    At such time as the Officers and Directors have determined that all liabilities of the Corporation have been paid or provided for, and in any event within 12 months of the Effective Date, the Officers and Directors shall forthwith cause any funds remaining to be distributed pro rata to its shareholders in proportion to the number of shares owned by them.

A-1

6.    From and after the Effective Date, the Corporation shall not engage in any business activities, except for the purpose of preserving the value of its assets, adjusting and winding up its business affairs and distributing its assets in accordance with this Plan and in line with F.S. 607.1405. The Officers and Directors are vested with all power and authority to carry out the terms, conditions and provisions of the Plan.

7.    As promptly as practicable after the Effective Date, the Corporation shall be dissolved in accordance with the laws of the State of Florida, all tax returns, information returns, and other documents required to be filed with the Internal Revenue Service shall be filed.

ADOPTED by the Board of Directors of First Community Bank Corporation of America, on the 10th day of February, 2011.

/s/ Kenneth P. Cherven
Kenneth P. Cherven, President

A-2

Appendix B

ACQUISITION AGREEMENT

BY AND AMONG

CBM FLORIDA HOLDING COMPANY,

COMMUNITY BANK OF MANATEE,

FIRST COMMUNITY BANK CORPORATION OF AMERICA

AND

FIRST COMMUNITY BANK OF AMERICA

DATED AS OF FEBRUARY 10, 2011

(continued)

-iii-

(continued)

Exhibits:

A.	Support Agreement

-iv-

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT, dated as of February 10, 2011 (this “Agreement”), by and among CBM FLORIDA HOLDING COMPANY, a Delaware corporation (“Parent”); COMMUNITY BANK OF MANATEE, Florida chartered commercial bank (“CBM”); FIRST COMMUNITY BANK CORPORATION OF AMERICA, a Florida corporation (the “Company”); and FIRST COMMUNITY BANK OF AMERICA, a federal savings association (the “Bank”).

RECITALS:

A. The Board of Directors of Parent, CBM, the Company and the Bank have deemed it in the best interests of Parent, CBM, the Company and the Bank, respectively, and their respective stockholders, that Parent, CBM, the Company and the Bank consummate the transactions provided for in this Agreement.

B. The Board of Directors of Parent, CBM, the Company and the Bank have approved, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Florida Banking Code, this Agreement and the transactions contemplated hereby, including the merger of the Bank with and into CBM with CBM continuing as the surviving corporation (the “Acquisition”), all in accordance with the FBCA and upon the terms and subject to the conditions set forth in this Agreement.

C. The Board of Directors of the Company has resolved to recommend to the Company’s stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Acquisition.

D. Parent, as the majority stockholder of CBM, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Acquisition.

E. The Company, as the sole stockholder of the Bank, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Acquisition.

F. Parent, CBM, the Company and the Bank desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

G. As an inducement and condition to the execution of this Agreement by the Parent and CBM, the Company has delivered to the Parent a support agreement in the form set forth in Exhibit A (the “Support Agreement”), executed by certain shareholders of the Company as designated therein.

H. Terms used in this Agreement shall have the meanings set forth in Section 8.5, unless otherwise defined in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE ACQUISITION

SECTION 1.1 The Acquisition. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the FBCA, the Bank shall be merged with and into CBM, the separate corporate existence of the Bank shall cease, and CBM shall continue as the surviving corporation. CBM, as the surviving corporation after the Acquisition, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the FBCA (the “Articles of Merger”) shall be duly executed by CBM and the Bank and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Florida. The Acquisition shall become effective upon the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida or at such other date and time as the Parent and the Company may mutually agree and include in the Articles of Merger (the “Effective Time”).

SECTION 1.3 Effects of the Acquisition. At the Effective Time, the effects of the Acquisition shall be as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the rights, privileges, powers and franchises of each of the Bank and CBM, and all property, real, personal and mixed, and all debts due to each of the Bank and CBM on whatever account (including stock subscriptions and all other things in action) or belonging to each of such corporations shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Bank and CBM shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Bank or CBM acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Acquisition or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Bank or CBM, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

SECTION 1.5 Articles of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of CBM shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the FBCA and as provided in such Articles of Incorporation.

(b) At the Effective Time, the Bylaws of CBM shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the FBCA and as provided in such Bylaws.

(c) Unless otherwise determined by the Parent prior to the Effective Time, the directors of CBM immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of CBM immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Articles of Incorporation and Bylaws, or as otherwise provided by applicable law.

SECTION 1.6 Effect of the Acquisition on Capital Stock. At the Effective Time, as a result of the Acquisition and without any action on the part of any party or the holder of any capital stock of CBM or the Bank:

(a) Conversion of Bank Common Stock. Each share (each a “Share” and collectively, the “Shares”) of the Bank Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive from CBM an amount per Share equal to: (i) Ten Million Dollars ($10,000,000) (less the FCLS Purchase Price to be paid under Section 1.8), divided by (ii) the number of Shares outstanding at the Effective Time (the “Acquisition Consideration”). As of the Effective Time, all Shares of Bank Common Stock converted into the right to receive the Acquisition Consideration pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the Company, as the sole holder of such Shares, shall cease to have any rights with respect thereto, except the right to receive the Acquisition Consideration.

(b) CBM Capital Stock. Each share of CBM’s capital stock that is issued and outstanding immediately prior to the Effective Time shall be converted into an equivalent share of the capital stock of the Surviving Corporation.

(c) Cancellation of Treasury Stock. All shares of Bank Common Stock that are owned by the Bank shall, by virtue of the Acquisition and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

SECTION 1.7 Share Exchange. At the Effective Time, the share transfer books of the Bank shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Bank. At the Effective Time, the Company shall deliver to CBM certificates representing ownership of all the Shares outstanding immediately prior to the Effective Time (“Certificates”), and CBM shall pay to the Company the Acquisition Consideration with respect to such Shares.

SECTION 1.8 Purchase of First Community Lender Services, Inc. At the Effective Time, the Company shall sell all of the outstanding capital stock of First Community Lender Services, Inc., a Florida corporation (“FCLS”), to CBM, free and clear of all Liens for a purchase price equal to the net book value of FCLS as of the Effective Time (the “FCLS Purchase Price”). CBM shall pay the purchase price to the Company at the Effective Time. The purchase of the capital stock of FCLS shall be deemed to be a part of the Acquisition for purposes of this Agreement.

SECTION 1.9 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Acquisition (the “Closing”) will be held at the offices of Shutts & Bowen LLP, Miami, Florida, at 10:00 a.m., local time, no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND CBM

Except as set forth in the Disclosure Schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and CBM hereby jointly and severally represent and warrant to the Company and the Bank as follows:

SECTION 2.1 Organization and Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. CBM is a Florida banking corporation, duly organized, validly existing and in good standing under the laws of the State of Florida.

SECTION 2.2 Authority.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent, no other corporate action is necessary for the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms.

(b) CBM has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CBM and the consummation by CBM of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of CBM, no other corporate action is necessary for the execution and delivery of this Agreement by CBM, the performance by CBM of its obligations hereunder or the consummation by CBM of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CBM and constitutes a legal, valid and binding obligation of CBM, enforceable against it in accordance with its terms.

SECTION 2.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.3(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and CBM does not, and the performance of this Agreement by Parent and CBM and the consummation of the transactions contemplated hereby will not, violate or conflict with the articles of incorporation or bylaws of Parent or CBM, or (ii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), violate any valid and enforceable judgment, ruling, Order, writ, injunction, decree, Permit or Laws applicable to Parent or CBM or by which any of their respective properties are bound.

(b) Except for applications to be filed with the FDIC and the Florida OFR (and, if requested, the Federal Reserve), and the filing of the Articles of Merger under the FBCA, and such other actions, as in each case set forth in Section 2.3(b) of the Parent Disclosure Schedule, Parent and CBM are not required to prepare or submit any application, notice, report or other filing, or obtain any consent, authorization, approval, registration or confirmation from any Regulatory Agency or from any third party, in connection with the execution, delivery or performance of this Agreement by Parent and CBM and the consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

Except as set forth in the Disclosure Schedule delivered by the Company to Parent and CBM prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company and the Bank hereby jointly and severally represent and warrant on to Parent and CBM as follows:

SECTION 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Bank is a federal savings association organized, validly existing and in good standing under the laws of the United States. FCLS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.

(b) The Bank and FCLS each have the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Bank and FCLS are each duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary.

(c) The Company and the Bank have made available to Parent and CBM complete and correct copies of the articles of incorporation and bylaws or comparable governing documents of the Company, the Bank and FCLS, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

SECTION 3.2 Capitalization. The authorized capital stock of the Bank consists of (i) 1,000,000 shares of Bank Common Stock. As of the date of this Agreement: (A) 347,681 shares of Bank Common Stock were issued and outstanding, all of which were owned by the Company free and clear of all Liens; and (B) no shares of Bank Common Stock were held by the Bank as treasury stock. All outstanding shares of Bank Common Stock are duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Bank to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Bank or any securities convertible into or exchangeable for any capital stock or other equity interests, including restricted stock, restricted stock units and similar securities, or any debt securities of the Bank or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Bank may vote (whether or not dependent on conversion or other trigger event).

SECTION 3.3 Subsidiaries. The Bank and FCLS are the only Subsidiaries of the Company. Neither the Bank nor FCLS has any Subsidiaries. All the outstanding shares of capital stock of FCLS are owned by the Company, free and clear of all Liens. All of the capital stock of FCLS owned by the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of FCLS. Except for the shares of FCLS owned by the Company, the Bank does not own, directly or indirectly, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 3.4 Authority.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval of the Acquisition, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Company, and, subject to obtaining the Company Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b) The Bank has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Bank and the consummation by the Bank of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Bank, and no other corporate action is necessary for the execution and delivery of this Agreement by the Bank, the performance by the Bank of its obligations hereunder or the consummation by the Bank of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Bank and constitutes a legal, valid and binding obligation of the Bank, enforceable against it in accordance with its terms.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of the Company, (ii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(c), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the Bank Common Stock or any properties or assets of the Bank or FCLS pursuant to, any of the terms, conditions or provisions of any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC to which the Company is a party or to which the assets or property of the Company are bound, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(c), violate any valid and enforceable judgment, ruling, Order, writ, injunction, decree, Permit or Laws applicable to the Company, the Bank or FCLS, or by which any of their respective properties are bound or subject.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Bank does not, and the performance of this Agreement by the Bank and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of the Bank, (ii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(c), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, on any of the properties or assets of the Bank or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Bank Material Contract, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(c), violate any valid and enforceable judgment, ruling, Order, writ, injunction, decree, Permit or Laws applicable to the Bank or by which any of its properties are bound or subject.

(c) Except for applicable requirements of the Exchange Act, including the filing of the Proxy Statement, and filing of the Articles of Merger under the FBCA, and except the filing of applications and notices with the appropriate Regulatory Agencies (and, if requested, the Federal Reserve), and such other actions, as in each case set forth in Section 3.5(c) of the Company Disclosure Schedule, the Company, the Bank and FCLS are not required to prepare or submit any application, notice, report or other filing, or obtain any consent, authorization, approval, registration or confirmation from any Regulatory Agency or from any third party, in connection with the execution, delivery or performance of this Agreement by the Company and the Bank and the consummation of the transactions contemplated hereby.

SECTION 3.6 SEC Filings; Financial Statements.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, the Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports, documents, proxy statements and exhibits and any amendments thereto required to be filed by the Company with the SEC since January 1, 2009 (collectively with all forms, reports, statements, documents, proxy statements and exhibits filed or furnished subsequent to the date of this Agreement, and any amendments thereto, the “Company SEC Reports”). The Company SEC Reports (i) complied in all material respects, or, if not yet filed or furnished, will comply, as of their respective dates of filing with the SEC, with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, or, if not yet filed or furnished, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, and the consolidated financial statements contained in the Company SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been, and the consolidated financial statements contained in the Company SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) consistently applied during the periods involved, and fairly present, and the financial statements contained in the Company SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

SECTION 3.7 Financial Statements of the Bank.

(a) The Bank has previously delivered to Parent and CBM copies of quarterly thrift financial reports of the Bank for each of the calendar quarters ending on or after January 1, 2009 (collectively, the “Bank Financial Statements”).

(b) The Bank Financial Statements fairly present in all material respects the results of the operations and changes in stockholders’ equity and financial position of the Bank for the respective fiscal periods or as of the respective dates therein set forth. The Bank Financial Statements have been prepared in accordance with GAAP, and comply with all applicable legal and accounting requirements.

(c) The Company and the Bank maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) all material transactions are executed in accordance with management’s general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (c) access to or use of the material property and assets of the Bank is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.8 Absence of Undisclosed Liabilities. Except as disclosed in the Bank Financial Statements, as of the date thereof the Bank had no material obligations or liabilities. At the Closing, FCLS will have no Liabilities other than those reflected in the calculation of the FCLS Purchase Price.

SECTION 3.9 Reports. Except as set forth on Section 3.9 of the Company Disclosure Schedule, the Bank has timely filed all reports, registrations, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 2007 with any Regulatory Agency, including, without limitation, the OTS and the FDIC (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the “Bank Reports”). As of their respective dates, each of the Bank Reports complied with the Laws and Orders enforced or promulgated by the Regulatory Agency (including the OTS) with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.10 Absence of Certain Changes or Events. Except as disclosed in Section 3.10 of the Company Disclosure Schedule, since December 31, 2009, the business of the Bank has been conducted in the ordinary and usual course, consistent with past practice, and there has not been: (1) any event, occurrence, development or state of circumstances or facts which has had or may constitute or result in a Bank Material Adverse Effect; or (2) any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in Section 4.1 of this Agreement had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

SECTION 3.11 Tax Matters.

(a) Except as set forth on Section 3.11 of the Company Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Bank and FCLS have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2004, and on or before the date of the most recent fiscal year end immediately preceding the Closing Date; all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Federal, state, local or foreign Tax laws, regulations or rules. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes which may be payable by the Bank. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) Except as set forth on Section 3.11 of the Company Disclosure Schedule, as of the date hereof, the Bank and FCLS have not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns; and the period during which any assessment against the Bank or FCLS may be made by the Internal Revenue Service or other appropriate authority has expired without waiver or extension of any such period for each such authority.

(c) Except as set forth on Section 3.11 of the Company Disclosure Schedule, as of the date hereof, there are no Liens with respect to any Taxes upon any of the assets and properties of the Bank or FCLS.

(d) Except as set forth on Section 3.11 of the Company Disclosure Schedule, adequate provision for any Taxes due or to become due for the Bank for the period or periods through and including the date of the respective the Bank Financial Statements has been made and is reflected on such Bank Financial Statements.

(e) Except as set forth on Section 3.11, deferred Taxes of the Bank have been adequately provided for in the Bank Financial Statements.

(f) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS has not executed any closing agreement pursuant to Section 7121 of the Internal Revenue Code or any predecessor provision thereof, or any similar provision of state or local law.

(g) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS have disclosed on its federal income Tax Returns all positions taken therein that could give rise to an understatement of federal income Tax within the meaning of Internal Revenue Code Section 6662.

(h) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS have not agreed or is not required to make any adjustments pursuant to Section 481(a) of the Internal Revenue Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and the Internal Revenue Service has not proposed any such adjustment or change in accounting method and has no application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Bank or FCLS.

(i) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS have maintained the books and records required to be maintained pursuant to Section 6001 of the Internal Revenue Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(j) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS are in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(k) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS have not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Internal Revenue Code.

(l) Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS are not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code as a result of the transactions contemplated by this Agreement.

SECTION 3.12 Compliance With Laws. The Bank and FCLS have in effect all Permits necessary for it to own, lease, or operate its assets and to carry on its business as now conducted. The Bank and FCLS are not presently in default under or in violation of any such Permit. Except as set forth in Section 3.12 of the Company Disclosure Schedule, neither the Bank nor FCLS:

(a) is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Agency or the staff thereof (i) asserting that it is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Agency enforces, (ii) threatening to revoke any Permits, or (iii) requiring it to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

SECTION 3.13 Assets. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, the Bank and FCLS have good and marketable title, free and clear of all Liens, to all of its assets. All assets held under leases or subleases are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Bank currently maintains insurance in amounts, scope, and coverage as disclosed in Section 3.13 of the Company Disclosure Schedule. Neither the Bank nor FCLS has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by the Bank under such policies.

SECTION 3.14 Legal Proceedings. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, there is no Litigation instituted or pending or, to the Company’s knowledge, threatened against the Company, the Bank or FCLS or against any asset, employee benefit plan, interest, or right of the Company, the Bank or FCLS, nor are there any Orders of any Regulatory Agencies, or arbitrators outstanding against the Company, the Bank or FCLS.

SECTION 3.15 Environmental Matters.

(a) Except as disclosed in Section 3.15 of the Company Disclosure Schedule, (i) the properties of the Bank and FCLS, are and have been, and the Participation Facilities of the Bank are and have been during the period of the participation by the Bank in the management of the Participation Facility, in compliance with all Environmental Laws, and (ii) to the Company’s knowledge, the Loan Properties of the Bank are, and have been during the period of the holding by the Bank of a security interest in a Loan Property, in compliance with all Environmental Laws.

(b) Except as disclosed in Section 3.15 of the Company Disclosure Schedule, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which the Bank, FCLS or any of their Loan Properties or Participation Facilities has been or, to the Company’s knowledge with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities.

(c) Except as disclosed in Section 3.15 of the Company Disclosure Schedule, to the knowledge of the Company, there is no reasonable basis for any Litigation of a type described above in Section 3.15(b).

(d) During the period of (i) the ownership or operation by the Bank or FCLS of any of its properties, or (ii) the participation by the Bank or FCLS in the management of any Participation Facility, there has been no release of Hazardous Material in, on, under, or affecting any of its properties or the Participation Facility. To the Company’s knowledge, during the period of the holding by the Bank of a security interest in a Loan Property, there has been no release of Hazardous Material in, on, under, or affecting any Loan Property.

SECTION 3.16 Material Contracts. Except as listed on Section 3.16 of the Company Disclosure Schedule, neither the Bank nor FCLS is a party to or bound by any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (each such contract a “Bank Material Contract”). With respect to each Bank Material Contract and except as disclosed in Section 3.16 of the Company Disclosure Schedule: (i) such Bank Material Contract is in full force and effect; (ii) the Bank and FCLS are not in material default thereunder; (iii) the Bank and FCLS have not repudiated or waived any material provision of any such Bank Material Contract; and (iv) to the knowledge of the Company, no other party to any such Bank Material Contract is in default in any respect or has repudiated or waived any material provision thereunder.

SECTION 3.17 Employee Benefit Plans.

(a) The Company has disclosed in Section 3.17 of the Company Disclosure Schedule, and has delivered or made available to Parent and CBM prior to the execution of this Agreement, copies in each case of: (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Bank or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Bank Benefit Plans”); (ii) all insurance contracts, annuity contracts and other funding vehicles relating to the Bank Benefit Plans; (iii) all material agreements entered into with service providers in connection with the Bank Benefit Plans; and (iv) summary plan descriptions, favorable Internal Revenue Service determination letters for each Bank ERISA Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and the most recently available Form 5500 annual reports, certified financial statement and actuarial reports for the Bank Benefit Plans. Any of the Bank Benefit Plans which is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), is referred to herein as a “Bank ERISA Plan.” Each Bank ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code and Section 3(35) of ERISA) is referred to herein as a “Bank Pension Plan.” No Bank Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. No Bank Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code or is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Since the date the foregoing documents were delivered or made available to Parent, no amendments to any Bank Benefit Plan have been made. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, the Bank does not maintain any unwritten Bank Benefit Plans. Neither the Bank nor any ERISA Affiliate is a party to a collective bargaining agreement. The Bank has disclosed in Section 3.17 of the Company Disclosure Schedule a complete and accurate list of (A) each ERISA Affiliate, and (B) each Bank ERISA Plan that has not been adopted by each ERISA Affiliate that maintains a separate payroll.

(b) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, all Bank Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, COBRA (as defined below) and any other applicable Laws, and each Bank ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter (which may be a favorable determination issued to the sponsoring organization of a master, prototype or volume submitter plan) from the Internal Revenue Service, and the Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed in Section 3.17, neither the Bank nor any ERISA Affiliate has any liability to the Internal Revenue Service with respect to any Bank Benefit Plan, including any liability imposed by Chapter 43 of the Internal Revenue Code, and the Bank has not engaged in a transaction with respect to any Bank Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Bank to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c) Except as disclosed in Schedule 3.17 of the Company Disclosure Section, no Bank Pension Plan has any “unfunded current liability” (as that term is defined in Section 302(d)(8)(A) of ERISA) and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Except as disclosed in Schedule 3.17, since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Bank Pension Plan, (ii) no change in the actuarial assumptions with respect to any Bank Pension Plan, and (iii) no increase in benefits under any Bank Pension Plan as a result of plan amendments or changes in applicable Law. Neither any Bank Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Bank, or the single-employer plan of any entity which is considered one employer with the Bank under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. The Bank has not provided, or is not required to provide, security to any Bank Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

(d) Within the six-year period preceding the Closing Date, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Bank with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. The Bank has not incurred any withdrawal liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Bank Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. Neither the Bank nor any ERISA Affiliate has filed a notice of intent to terminate any ERISA Pension Plan or has adopted any amendment to treat such Plan as terminated. The Pension Benefit Guaranty Corporation has not instituted proceedings to treat any ERISA Pension Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Bank Pension Plan.

(e) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, the Bank has no liability for retiree health and life benefits under any of the Bank Benefit Plans other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended and Sections 601 through 608 of ERISA (“COBRA”) or by any similar state Law, and there are no restrictions on the rights of the Bank to amend or terminate any such plan without incurring any liability thereunder. There is no pending or threatened complaint, claim (other than a routine claim for benefits submitted by participants or beneficiaries), proceeding, audit or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any Bank Benefit Plan.

(f) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Bank under any Bank Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Bank Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Bank and their beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Bank Financial Statements to the extent required by and in accordance with GAAP.

(h) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, all contributions and payments made or accrued with respect to all Bank Benefit Plans are deductible under Sections 404 or 162 of the Internal Revenue Code and, if not made, are properly reflected on the financial statements of the Bank and ERISA Affiliates. No event has occurred or circumstance exists that could result in an increase in premium costs of insured or self-insured Bank Benefit Plans that would have a Bank Material Adverse Effect. Levels of insurance reserves, trust funding and accrued liabilities with respect to all ERISA Benefit Plans (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

SECTION 3.18 Agreements and Acquisition with Related Parties. Except as described in Section 3.18 of the Company Disclosure Schedule, neither the Bank nor FCLS is, or since January 1, 2009 has been, a party to any Contract, agreement, lease or transaction with, or any other commitment to, (i) any person who is known to the Company to be the Beneficial Owner of five percent (5%) or more of any class of the capital stock of the Company (each a “Major Shareholder”); (ii) any officer or director of the Company, the Bank or FCLS; (iii) any Affiliate of any officer or director of the Company, the Bank, FCLS or any anyone known by the Company to be an Affiliate of a Major Shareholder; or (iv) anyone known by the Company to be a member of the Family of any of the foregoing who is an individual (any or all of the foregoing being herein referred to as “Related Parties”).

SECTION 3.19 Related Parties. Section 3.19 of the Company Disclosure Schedule sets forth the names of each Related Party known to the Company.

SECTION 3.20 Fair Consideration. The transactions under this Agreement are not being entered into by the Company with the intent to hinder, delay or defraud any creditors or equity holders of the Company, and the consideration being received by the Company with respect to the transactions under this Agreement constitutes “reasonable equivalent value” and “fair consideration” as such terms are used in connection with Sections 544 and 548 of the Bankruptcy Code and other similar state or federal Laws relating to fraudulent conveyance or fraudulent transfer.

SECTION 3.21 No Brokers. Except for the engagement of Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) by the Company and the Bank, none of the Company, the Bank, FCLS or any of their agents or representatives has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Acquisition.

SECTION 3.22 Accuracy of Information. No representation or warranty of the Company and the Bank contained in this Agreement, and none of the statements or information concerning the Company and the Bank contained in this Agreement or the exhibits and the schedules hereto, or in any certificate or other document delivered to Parent in connection with this Agreement or the Acquisition contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.23 Board Action. The Company Board, at a meeting duly called and held: (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Acquisition; (b) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Acquisition, be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Acquisition; and (d) determined that this Agreement and the transactions contemplated hereby, including the Acquisition, are fair to and in the best interests of the stockholders of the Company. All of the directors of the Company Board who were present at the meeting approved the foregoing items. All but one of the directors of the Company Board were present at the meeting.

SECTION 3.24 Anti-takeover Provisions Not Applicable. The Company Board has taken all necessary action to ensure that the Acquisition and other transactions contemplated by this Agreement will be deemed to be exceptions to the provisions of Sections 607.0901 and Section 607.0902 of the FBCA, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (a “Takeover Statute”) does not and will not apply to this Agreement or to the Acquisition or any of the other transactions contemplated hereby.

SECTION 3.25 Opinion of Financial Advisor. The Company Board has received, and has provided Parent with a true and correct copy of, the written opinion of Sandler O’Neill, the Board of Directors’ financial advisor, to the effect that, as of such date, the Acquisition Consideration is fair, from a financial point of view, to the Company.

SECTION 3.26 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only vote of the Company’s stockholders (the “Company Stockholder Approval”) necessary (under applicable Law or otherwise) to approve this Agreement and the transactions contemplated by this Agreement, including the Acquisition.

ARTICLE IV

COVENANTS AND AGREEMENTS

SECTION 4.1 Conduct of Business by the Company Pending the Acquisition. The Company and the Bank covenant and agree on behalf of themselves and FCLS that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent shall otherwise consents in writing, the businesses of the Company, the Bank and FCLS shall be conducted only, and the Company, the Bank and FCLS shall not, take any action except (a) in the Ordinary Course of Business or (b) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company and the Bank will use their commercially reasonable efforts to preserve substantially intact the business organization of the Bank and FCLS, to keep available the services of the present officers, employees and consultants of the Bank and FCLS, to preserve the present relationships of the Bank and FCLS with customers, clients, suppliers and other Persons with which the Bank and FCLS have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Bank or FCLS challenges in good faith in appropriate proceedings and which are fully reserved for to the extent required under GAAP) and to maintain in full force and effect all permits necessary for the conduct of the business of the Bank and FCLS as currently conducted (“Bank Permits”). Without limiting the generality of the foregoing, except as (x) in the Ordinary Course of Business, (y) expressly contemplated by this Agreement or (z) set forth in Section 4.1 of the Company Disclosure Schedule, the Company and the Bank shall not, and shall not permit FCLS, without the prior written consent of Parent, to:

(a) amend (i) its Articles of Incorporation or Bylaws or comparable organizational documents or (ii) any material term of any outstanding security issued by the Bank or FCLS;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, or (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities, other than the issuance of shares of the capital stock of the Company pursuant to the terms of options, warrants and convertible securities listed on Section 4.1 of the Company Disclosure Schedule;

(c) make any unsecured loan or other extension of credit to any Person; if, immediately after making such loan or extension of credit, such Person would be indebted to the Bank, in an aggregate amount in excess of $100,000 or make any fully secured loan to any Person if, immediately after making such loan, such Person would be indebted to the Bank in an aggregate amount in excess of $250,000 (in either case Parent must object thereto, if at all, within two (2) Business Days, and the failure to provide a written objection within two (2) Business Days shall be deemed as the approval of Parent to make such loan or extend such credit); or

(d) incur any additional debt obligation or other obligation for borrowed money; except other borrowings incurred in the Ordinary Course of the Business of the Bank consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, entry into repurchase agreements fully secured by U.S. government or agency securities, and advances from the Federal Home Loan Bank, to the extent consistent with prior practices of the Bank);

(e) other than the acquisition of property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) pursuant to binding agreements in effect on the date hereof and set forth on Section 4.1(e) of the Company Disclosure Schedule, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate;

(f) materially amend, extend or terminate any Bank Material Contract, or waive, release or assign any material rights or claims thereunder, or enter into any new contract that would be deemed a Bank Material Contract if entered into prior to the date of this Agreement;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets;

(h) except as required to comply with applicable Law, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Bank Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and any regulations (whether in proposed or final form) and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) pay any benefit not provided for under any Bank Employee Plan as in effect on the date hereof, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Bank Employee Plan, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Bank Employee Plan or (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Bank Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(i) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by the Company’s registered independent public auditors, applicable law or GAAP;

(j) make any material Tax election or material change in any Tax election, change or consent to change its method of accounting for Tax purposes, file any amended Tax Return or enter into any settlement or compromise of any Tax liability of the Company, the Bank or FCLS in an amount in excess of $50,000;

(k) pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $50,000, but subject to an aggregate maximum of $100,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(l) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(m) adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement;

(n) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(o) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(p) except for purchases of United States Treasury securities or United States Government agency securities (including agency pass-through securities issued or guaranteed by GNMA, FNMA and FHLMC), which in either case have maturities of five (5) years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person, or otherwise acquire direct or indirect control over any Person;

(q) make, authorize or agree to make any capital expenditures in an aggregate amount exceeding $25,000 for each quarterly period;

(r) dispose of, license or permit to abandon, invalidate or lapse, any rights in, to or for the use of any material Intellectual Property;

(s) change, in any material respect, policies regarding (i) the pricing of the execution and/or clearing of trades, or (ii) the amount of interest rebated to customers on, or interest associated with, customer margin accounts;

(t) change, in any material respect, policies regarding the commissions paid to brokers;

(u) engage in hiring, firing, or redeploying of employees, other than the termination of employees for cause, or the hiring of employees in the Ordinary Course of Business;

(v) make any material change to any credit or risk management policies, practices or procedures; or

(w) agree or commit to do any of the foregoing.

SECTION 4.2 No Solicitation by Company.

(a) The Company and the Bank agree that, prior to the Effective Time, neither of them shall, and that they shall cause its and each of their officers, directors, employees, advisors, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of providing information), or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Acquisition Proposal, (ii) provide or disclose any non-public information to any Person relating to the Company or the Bank in connection with an Acquisition Proposal, participate or engage in any discussions or negotiations concerning an Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, endorse, recommend, agree to or accept, or propose publicly to approve, recommend, endorse, agree to or accept, any Acquisition Proposal, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to Parent, (v) approve, recommend, endorse, agree to or accept, or propose to approve, recommend, endorse, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal or (vi) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the officers, directors, employees, agents or representatives of the Company or the Bank (including any investment banker, attorney or accountant retained by the Company or the Bank) shall be a breach of this Section 4.2(a) by the Company and the Bank. The Company and the Bank shall promptly inform their advisors and representatives of the obligations of the Company and the Bank under this Section 4.2(a). The Company and the Bank agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) The Company and the Bank shall notify Parent promptly (and in any event within 24 hours) upon receipt after the date hereof by either of them or their representatives from any third party of any Acquisition Proposal. The Company and the Bank shall notify Parent promptly (and in any event within two business days) of the identity of such third party and provide a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any material modifications thereto. The Company and the Bank shall keep Parent reasonably informed on a current basis (and in any event within five business days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within five business days) notify Parent orally and in writing if it determines to begin negotiations concerning a Superior Proposal pursuant to Section 4.2(c). The Company and the Bank shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor the Bank is party to any agreement, which prohibits the Company and the Bank from providing such information to Parent.

(c) Notwithstanding Section 4.2(a), nothing contained in this Agreement shall prevent the Company or the Company Board from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person a bona fide written Superior Proposal, or an Acquisition Proposal, which was not solicited by the Company and did not otherwise violate the provisions of Section 4.2(a), and which the Company Board concludes in good faith (after consultation with its outside legal counsel and outside financial advisors) could reasonably be expected to result in a Superior Proposal and (after consultation with its outside legal counsel) that the failure to act on the Superior Proposal or Acquisition Proposal, as the case may be, could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, (ii) prior to providing or disclosing any non-public information to any Person in connection with such proposal, the Company Board receives from the Person making such Acquisition Proposal an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 4.2, and (iii) the Company concurrently discloses any such non-public information to Parent if such non-public information has not been disclosed previously to Parent.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Stockholder Approval, in response to a material development or change in circumstances which occurs or arises after the date of this Agreement (an “Intervening Event”), that was not known by the Company Board as of the date of this Agreement, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, withdraw, modify or change its recommendation of this Agreement and the Acquisition (a “Company Change of Recommendation”), but only at a time that is after the fifth business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so; provided that, if such action is in response to or relates to an Acquisition Proposal, then the Company Change of Recommendation shall be taken only in compliance with Section 4.2(e).

(e) Notwithstanding anything in this Agreement to the contrary, in response to an Acquisition Proposal which was not solicited by the Company or otherwise in violation of Section 4.2(a), if the Company Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, the Company Board may at any time prior to the Company Stockholder Approval (i) effect a Company Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company Board may not effect such Company Change of Recommendation or termination unless and until (i) five business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and of the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, and, during such five business day period, the Company reasonably cooperates with Parent and CBM with respect thereto with the intent of enabling Parent and CBM to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that such Acquisition Proposal would no longer represent a Superior Proposal, including negotiating in good faith with Parent and its representatives with respect to any proposed revisions to the terms of this Agreement, (ii) at the end of such five business day period, the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, that (A) in the case of a Company Change of Recommendation, failure to take such action could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) in the case of a termination of this Agreement, that such Acquisition Proposal remains a Superior Proposal as compared to the Acquisition, as supplemented by any counterproposals made by Parent; provided that, in the event the Company Board does not make the determination referred to in this clause (ii) of this paragraph but thereafter determines to effect a Company Change of Recommendation or termination pursuant to this Section 4.2(e), the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification, and (iii) contemporaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

(f) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with its legal advisors), concludes that its failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law; it being understood that any such disclosure that does not reaffirm the Company Board’s recommendation of this Agreement and the Acquisition (and recommend that the Company’s shareholders reject the applicable tender offer or exchange offer within the ten day period specified by Rule 14d-9) or which is otherwise adverse to Parent and CBM shall be deemed a Company Change of Recommendation for purposes of this Agreement.

(g) Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms (including a termination pursuant to Section 4.2(e)), the Company shall comply with its obligations under Section 5.2 whether or not the Company Board makes a Company Change of Recommendation or recommends any other offer or proposal. Any action pursuant to and in accordance with Sections 4.2(d),(e) or (f) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be sent to the stockholders of the Company with respect to the Company Stockholders’ Meeting (the “Proxy Statement”), (ii) the Company will respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to the Parent a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable, the Company will prepare and file (after the Parent has had a reasonable opportunity to review and comment on) any amendments or supplements to the Proxy Statement necessary to be filed in response to any SEC comments or as required by Law, (iv) the Company shall mail to its stockholders, as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders’ Meeting and the Acquisition. Each of the parties hereto shall cooperate with the other parties in connection with the preparation of the Proxy Statement, including promptly furnishing Parent or the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law.

SECTION 5.2 Company Stockholder Meeting. The Company shall as promptly as practicable following the date of this Agreement, (i) take all action necessary to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”), for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with applicable Law; (ii) use commercially reasonable efforts to solicit the approval of this Agreement by the stockholders of the Company, and (iii) except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.2(d), (e) or (f) hereof, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company approve this Agreement (the “Company Recommendation”). For avoidance of doubt, the parties acknowledge that (i) the Company’s obligations under this Section 5.2 shall terminate in the event that the Company Board elects to terminate this Agreement pursuant to Section 4.2(e), and (ii) any postponement of the Company Stockholders’ Meeting determined necessary by the Company Board, in consultation with Company counsel, in order to comply with the disclosure requirements of the Exchange Act in the event that any litigation involving the transactions contemplated hereby or the terms hereof shall be instituted by a stockholder of the Company, shall not constitute a breach of this provision.

SECTION 5.3 Additional Agreements. Parent, CBM, the Company and the Bank will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Regulatory Agency in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

SECTION 5.4 Notification of Certain Matters. The Company and the Bank shall give prompt notice to Parent and CBM, and Parent and CBM shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any failure of the Parent, CBM, the Company or the Bank, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence or non-occurrence of any fact, event or circumstance which, individually or in the aggregate, is reasonably likely to have a Bank Material Adverse Effect, (d) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (e) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other communication from any Regulatory Agency in connection with the transactions contemplated by this Agreement, (f) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other communication regarding any pending or threatened Litigation of the type required to be disclosed in Section 3.14; and (g) any event or occurrence that would be reasonably likely to prevent the satisfaction of any of the conditions set forth in Article VI, provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. From the date hereof to the Effective Time, each party shall furnish promptly to the other parties (i) copies of all reports, schedules, and other documents filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the securities Laws, and (ii) copies of all filings made with any Regulatory Agencies in connection with the transactions contemplated by this Agreement and copies of all written communications received from such Regulatory Agencies related thereto.

SECTION 5.5 Access to Information.

(a) From the date hereof to the Effective Time, the Company and the Bank shall, and shall cause FCLS and their respective directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, representatives and agents of Parent and CBM reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Parent and CBM with all financial, operating and other data and information that Parent and CBM, through their directors, officers, employees, consultants or agents, may reasonably request.

(b) Each of Parent and CBM agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from the Company, the Bank, FCLS and their directors, officers, employees, financial advisors, consultants or agents, in accordance with the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Section 7.1 hereof.

(c) Each of the parties shall, and shall cause its respective advisors and representatives, to (x) conduct its activities under this Section 5.5 in such a manner that they will not unreasonably interfere with the normal operations, customers or employee relations of the other parties and their respective Subsidiaries and shall be in accordance with reasonable procedures established by the parties having due regard for the foregoing.

(d) No information received by the Parent or CBM pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company or Parent contained in this Agreement.

SECTION 5.6 Public Announcements. Parent, CBM, the Company and the Bank shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Acquisition and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable Law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent reasonably practicable under the circumstances.

SECTION 5.7 Approval and Consents; Cooperation; Integration.

(a) Subject to the terms and conditions of this Agreement, each of Parent, CBM, the Company and the Bank shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under this Agreement and applicable Laws to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, Orders, registrations, approvals, Permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Regulatory Agency in order to consummate the Acquisition or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”), and (ii) taking all steps as may be reasonably necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of Parent, CBM, the Company and the Bank agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Regulatory Agency or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of Parent, CBM, the Company and the Bank shall use its commercially reasonable efforts to resolve such objections, if any, as any Regulatory Agency may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. The Company, Parent and CBM each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Regulatory Agency in connection with the Acquisition or the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.7(a) hereof, each of the Parent, CBM, the Company and the Bank shall take all action reasonably necessary to obtain the approval of the Acquisition and the other transactions contemplated by this Agreement under the Bank Merger Act and any other applicable Laws governing competition. As soon as practicable after the date hereof, the Parent, CBM, the Company and the Bank, as applicable, shall file all necessary applications and notifications with the FDIC, OTS and the Florida OFR (and, if requested, the Federal Reserve) with respect to the Acquisition and the other transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to cooperate with the other parties hereto in connection with such filing, and each such party shall respond as promptly as practicable to all requests or inquiries received from any Regulatory Agency for additional documentation or information in connection therewith.

(c) In furtherance and not in limitation of Sections 5.7(a) and (b) hereof, each of the Parent, CBM, the Company and the Bank shall use its commercially reasonable efforts to obtain such approvals, including (i) entering into discussions with any Regulatory Agency, (ii) promptly complying with (or promptly seeking to reduce the scope of) all formal or informal requests for additional information or documentary material received by it from any Regulatory Agency, (iii) promptly making notifications or applications (as applicable) to any Regulatory Agency, (iv) applying for such governmental or regulatory licenses, permits or authorizations as may be required including, by or from any Regulatory Agency, and (v) consulting with each other after receiving and before responding to, any material communication with any Regulatory Agency.

SECTION 5.8 Further Assurances. In case at any time before or after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of Parent, CBM, the Company and the Bank shall take any such reasonably necessary action.

SECTION 5.9 Takeover Statutes. If any Takeover Statute enacted under state or federal Law shall become applicable to the Acquisition or any of the other transactions contemplated hereby, the Company, the Bank and the Board of Directors of each of the Company and the Bank shall grant such approvals and take such actions as are necessary so that the Acquisition and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Acquisition and the other transactions contemplated hereby. For avoidance of doubt, no Company Change of Recommendation shall negate or change the approval of the Company Board for the purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

SECTION 5.10 Transaction Expenses. The Company shall pay all expenses and costs incurred by the Company and the Bank in connection with the transactions contemplated by this Agreement, including all fees and other amounts payable to Sandler O’Neill, and all legal and accounting fees and costs payable to the legal advisors and accountants of the Company and the Bank. To the extent that the Bank has previously paid any of these fees, expenses or costs, or should pay any of these items between the date of this Agreement and the Closing, the Company shall reimburse the Bank for such items on or before the Closing.

SECTION 5.11 Release of Change of Control Benefits. At the Closing, the Company will deliver to CBM a duly executed release from each officer and employee of the Bank who is entitled to any change of control benefits as a result of the transactions contemplated by this Agreement, pursuant to which such officer or employee shall waive any right to receive such benefits from the Bank or the Surviving Corporation. To the extent that the Bank has paid any of these benefits, the Company shall reimburse the Bank for such items prior to the Closing.

SECTION 5.12 Transfer of Rights to Tradename. At the Closing, the Company will execute and deliver to CBM a document transferring to CBM all rights which the Company may have in the tradename “First Community Bank of America.”

ARTICLE VI

CONDITIONS OF THE ACQUISITION

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the following conditions:

(a) Stockholder Approval. The Acquisition and this Agreement shall have received the Company Stockholder Approval.

(b) Company Consents. The Company shall have obtained the consents and approvals of the Regulatory Agencies and third parties listed on Section 6.1(b) of the Company Disclosure Schedule, the failure of which to be received would reasonably be expected to have a Bank Material Adverse Effect.

(c) Parent and CBM Consents. Parent and CBM (and all principals thereof, to the extent applicable) shall have received all consents and approvals of Regulatory Agencies listed on Section 6.1(c) of the Parent Disclosure Schedule.

(d) Injunctions; Illegality. No court or Regulatory Agency of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the Acquisition or the other transactions contemplated by this Agreement.

SECTION 6.2 Additional Conditions to Obligation of the Company and the Bank to Effect the Acquisition. The obligation of the Company and the Bank to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company and the Bank:

(a) Performance of Obligations of Parent and CBM. Parent and CBM shall have performed in all material respects their covenants contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of CBM and Parent to that effect.

(b) Representations and Warranties of Parent and CBM. The representations and warranties of Parent and CBM contained in Article II shall be true and correct in all material respects, as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The Company shall have received a certificate of an executive officer of CBM and Parent as to the satisfaction of this Section 6.2(b).

SECTION 6.3 Additional Conditions to Obligations of Parent and CBM to Effect the Acquisition. The obligations of Parent and CBM to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and CBM:

(a) Performance of Obligations of the Company and its Subsidiaries. The Company and the Bank shall have performed in all material respects their respective covenants contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and CBM shall have received a certificate of the President or Chief Executive Officer of the Company and the Bank to that effect.

(b) Representations and Warranties of the Company and the Bank. The representations and warranties of the Company and the Bank contained in Article III shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). Parent and CBM shall have received a certificate of the President or Chief Executive Officer of the Company and the Bank to the satisfaction of this Section 6.3(b).

(c) Material Adverse Event. Since the date hereof, there shall not have been any event, change or occurrence which had, or, in the opinion of Parent, is reasonably likely to have individually or in the aggregate, a Bank Material Adverse Effect.

(d) Bankruptcy. No Bankruptcy Event shall have occurred.

(e) Absence of Certain Regulatory Actions. The Bank shall not be a party or subject to any written agreement, or Order of any Regulatory Agency, including the FDIC or the OTS, unless the applicable Regulatory Agency has confirmed that such written agreement, memorandum of understanding or order will be terminated as of the Closing Date.

(f) Certain Regulatory Actions. The FDIC and the OTS shall have terminated the existing Memorandum of Understanding between the FDIC, the OTS and the Bank.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a) by mutual written consent of the Parent and the Company; or

(b) by any party hereto, if the Effective Time shall not have occurred by May 31, 2011 (the “Termination Date”), provided, however, that the Termination Date may be extended for a period of five (5) days by Parent or the Company by giving written notice to the other party at least three (3) business days prior to the initial Termination Date if (i) the conditions set forth in Section 6.1(b) or Section 6.1(c) have not been satisfied on or prior to the initial Termination Date, and (ii) all other conditions to the consummation of the Acquisition are satisfied on or prior to the Termination Date or capable of then being satisfied at the Closing; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the cause of, or resulted in, the failure of the Acquisition to have become effective on or before such date; or

(c) by any party hereto, if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a Regulatory Agency shall have issued an Order, decree, ruling or injunction or taken any other action (including the failure to have taken action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or injunction shall have become final and non-appealable; or

(d) by the Company, if either Parent or CBM shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and CBM written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e) by Parent, if the Company or the Bank shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and CBM shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and CBM’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) by Parent or the Company, if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not have been obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(g) by Parent prior to the Company Stockholders’ Meeting, if the Company Board shall (A) fail to recommend the Acquisition, (B) effect a Company Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to constitute a Company Change of Recommendation), or (C) resolve to do any of the foregoing; or

(h) by the Company pursuant to Section 4.2(e).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 8.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.3 and Sections 8.3 through 8.17), without any liability on the part of any party or its stockholders, partners, members, affiliates, directors, officers or agents except as set forth in Section 7.3; provided that no party shall be relieved or released from any liability or damages arising from any fraud or intentional breach of this Agreement.

SECTION 7.3 Termination Fee and Other Amounts Payable by the Company upon Termination.

(a) In the event that:

(i) (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) and any Person shall have made an Acquisition Proposal after the date of this Agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of this Agreement by any party pursuant to Section 7.1(b), and (B) within twelve (12) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to any Company Acquisition shall have been entered into;

(ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(f); or

(iii) Parent terminates this Agreement pursuant to Section 7.1(g); or

(iv) the Company terminates this Agreement pursuant to Section 7.1(h); or

(v) Parent terminates this Agreement pursuant to Section 7.1(d) due to the Company’s or the Bank’s willful breach of or willful failure to perform its obligations under any covenant contained in this Agreement, then Company and the Bank shall pay Parent a fee, in immediately available funds, in an amount equal to Seven Hundred Thousand Dollars ($700,000) (the “Termination Fee”).

The Termination Fee shall be payable, in the case of subsection (i) above, on the date that such Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, and in the case of subsections (ii) through (iv), above, upon the termination of this Agreement.

(b) In the event that the Company and the Bank are required to pay the Termination Fee pursuant to Section 7.3(a), the Company and the Bank shall also be required to pay Parent any Parent Expenses at the time that the Company and the Bank are obligated to pay the Termination Fee.

(c) Except with respect to any fraud or intentional breach of this Agreement by the Company or the Bank, the Parent’s right to receive the Termination Fee and the payment of the Parent Expenses pursuant to this Section 7.3 shall be the exclusive remedy of the Parent and CBM against the Company, the Bank or any of their stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by the Company or the Bank or the failure of the Acquisition to be consummated upon termination of this Agreement.

(d) The parties each agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent and CBM would not enter into this Agreement; accordingly, if the Company and the Bank fail promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, the Parent commences a suit that results in a judgment against the Company or the Bank for such amounts, Company and the Bank shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the Parent and CBM (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Survival of Representations, Warranties and Agreements. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement, but only for a period of six (6) months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), provided, that representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.4 shall terminate upon the expiration of the applicable statute of limitations for the substantive law matters set forth in such sections. Any claim for indemnification with respect to any of such matters which is not asserted by notice in the manner required by this Article VIII within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

SECTION 8.2 Indemnification.

(a) After the Closing, the Company (the “Indemnifying Party”) shall indemnify the Parent and CBM and each of their agents and representatives (collectively, the “Indemnitees”), and hold them harmless against any loss, liability, deficiency, fine, penalty damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Loss”) which the Indemnitees may suffer, sustain or become subject to, as a result of or in connection with any breach by the Company or the Bank of any representation, warranty or covenant set forth in this Agreement or any other agreement contemplated hereby or any certificates executed or delivered in connection with the Closing of the Acquisition.

(b) After the Closing, the Parent and CBM (the “Indemnifying Party”) shall indemnify the Company and each of its agents and representatives, as the case may be (collectively, the “Indemnitees”), and hold them harmless against any Loss which any of them may suffer, sustain or become subject to, as a result of or in connection with any breach by Parent or CBM of any representation, warranty or covenant set forth in this Agreement or any other agreement contemplated hereby or any certificates executed or delivered in connection with the Closing of the Acquisition.

(c) Each Indemnitee shall notify the Indemnifying Party in writing within thirty (30) days following the discovery by such Indemnitee of any matter giving rise to an indemnification obligation of the Indemnifying Party pursuant to this Section 8.2 and shall indicate in such notification whether such Indemnitee is requesting indemnification with respect to such matter and the amount of indemnification initially anticipated (if the same is capable of estimation). The failure to give notice as required by this Section 8.2(c) in a timely fashion shall not result in a waiver of any right to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced as a result of such delay. In case any such action is brought against an Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in such Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest between the Indemnifying Party and the Indemnitee actually exists in respect of such Loss, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and after its assumption of the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Nothing herein shall limit the Indemnitee’s right to employ its own counsel at its own cost and expense. If in the Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest exists requiring the Indemnitee to assume its own defense, upon written notice thereof by the Indemnitee to the Indemnifying Party stating the nature of such conflict of interest, the Indemnitee shall be entitled to assume its own defense with one separate counsel at the Indemnifying Party’s expense in accordance with this Section 8.2. The Indemnifying Party shall not, without the consent of the affected Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Loss or which requires action on the part of such Indemnitee or otherwise subjects the Indemnitee to any obligation or restriction to which it would not otherwise be subject.

(d) The Company shall not be required to indemnify the Indemnitees pursuant to Section 8.2(a), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 8.2(a) exceeds One Hundred Thousand Dollars ($100,000) (the “Indemnification Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The Parent and CBM shall not be required to indemnify the Indemnitees pursuant to Section 8.2(b), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 8.2(b) exceeds the Indemnification Threshold Amount, in which event Parent and CBM shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The cumulative indemnification obligation of (1) the Company to Parent and CBM and all of the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with) Parent and CBM, or (2) Parent and CBM to the Company and the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with) the Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Acquisition Consideration.

SECTION 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally, (ii) on the first business day following the date of dispatch if delivered by nationally recognized next-day courier service, and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or CBM, to:

CBM Florida Holding Company

2025 Lakewood Ranch Blvd

Bradenton, FL 34211

Attention: Trevor Burgess

With a copy to:

Shutts & Bowen LLP

1500 Miami Center

201 S. Biscayne Boulevard,

Miami, Florida 33131

Attention: Bowman Brown

(b) if to the Company or the Bank, to:

First Community Bank Corporation of America

9001 Belcher Road

Pinellas Park, Florida 33782

With a copy to:

Shumaker, Loop & Kendrick LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, FL 33602

Attention: Gregory C. Yadley

SECTION 8.4 Expenses. Except as otherwise specifically provided in this Agreement, all fees and expenses incurred by each party in connection with this Agreement and the Acquisition shall be paid by the party incurring such fees and expenses.

SECTION 8.5 Definitions. For purposes of this Agreement, the term:

“Acquisition” shall have the meaning set forth in the Recitals.

“Acquisition Consideration” shall have the meaning set forth in Section 1.6(a).

“Acquisition Proposal” shall mean any proposal regarding a Company Acquisition.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Articles of Incorporation” shall mean the Articles of Incorporation of CBM, as may be amended or restated from time to time.

“Articles of Merger” shall have the meaning set forth in Section 1.2.

“Bank Benefit Plans” shall have the meaning set forth in Section 3.17.

“Bank Common Stock” shall mean the Common Stock, par value $12.00 per share of the Bank.

“Bank Material Adverse Effect” shall mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance:

(i) is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Bank, or

(ii) does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of the Company and the Bank to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, including the Acquisition.

“Bank Material Contracts” shall have the meaning set forth in Section 3.16.

“Bank Reports” shall have the meaning set forth in Section 3.9.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et. seq.), as amended.

“Bankruptcy Event” means the occurrence of any of the following events: the Bank: (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes unable to pay its debts in the ordinary course of business, its total liabilities exceed its total assets, or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an Order for relief or the making of an Order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) except as expressly provided for by this Agreement, has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Bylaws” shall mean the Bylaws of CBM, as may be amended or restated from time to time.

“CBM” shall have the meaning set forth in the Preamble hereto.

“Certificates” shall have the meaning set forth in Section 1.3.

“Change of Recommendation” shall have the meaning set forth in Section 4.2(d).

“Closing” shall have the meaning set forth in Section 1.9.

“Closing Date” shall have the meaning set forth in Section 1.9.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition” shall mean, in each case other than the Acquisition or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company or the Bank; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the assets of the Company or the Bank, constituting 10% or more of the total assets of the Company or the Bank, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 10% or more of the outstanding shares of the common stock of the Company or any shares of the Bank Common Stock.

“Company Board” shall mean the Board of Directors of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Recommendation” shall have the meaning set forth in Section 5.2(a).

“Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.25.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.2.

“Confidentiality Agreement” shall mean the existing letter agreement regarding confidentiality between the Company and Parent, as amended.

“Contract” means any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, or plan of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or assets.

“Control,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.17(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“FBCA” shall have the meaning set forth in the Recitals hereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Family” means an individual’s spouse and former spouses, any other natural person who is related to the individual or the individual’s spouse within the second degree, and any other natural person who resides with such individual.

“Federal Reserve” shall mean The Board of Governors of the Federal Reserve System.

“Florida OFR” shall mean the State of Florida Office of Financial Regulation.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Indemnitees’ Parties” shall have the meaning set forth in Section 8.2.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Intervening Event” shall have the meaning set forth in Section 4.2(d).

“Law” shall mean any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, Order, decree, injunction or other authorization.

“Liabilities” means all debts, adverse claims, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, whether direct, indirect, absolute or contingent, matured or unmatured, whether accrued, vested or otherwise, whether known or unknown, foreseen or unforeseen, and whether or not actually reflected, or required to be reflected, in any balance sheets or other books and records.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Litigation” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Loan Property” means any property owned, leased, or operated by the Bank or in which the Bank holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loss” shall have the meaning set forth in Section 8.2.

“Order” means any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Agency.

“Ordinary Course of Business” shall mean, with respect to a Person, the routine business operations of such Person consistent with such Person’s past practice and custom.

“OTS” shall mean the Office of Thrift Supervision.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article II.

“Parent Expenses” shall mean the out-of-pocket expenses of Parent and CBM incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that in no event shall the Parent Expenses exceed Three Hundred Thousand Dollars ($300,000).

“Participation Facility” means any facility or property in which the Bank participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Pension Plan” shall mean any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Regulatory Agency.

“Proxy Statement” shall have the meaning set forth in Section 5.1.

“Regulatory Agency” means any federal or state governmental or regulatory agency or authority.

“Related Parties” shall have the meaning set forth in Section 3.18.

“Required Approvals” shall have the meaning set forth in Section 5.7(a).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission or any other Regulatory Agency administering the Securities Act and the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

“Superior Proposal” means an Acquisition Proposal (except that solely for purposes of the definition of “Superior Proposal” all references in the definition of “Company Acquisition” to “10%” shall be deemed to be references to 50.1%) which, if consummated, is on terms which the Company Board concludes in good faith (after consultation with its legal and financial advisors) (x) would be, if consummated, more favorable to the stockholders of the Company than the Acquisition, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as well as any other factors deemed relevant by the Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statutes” shall have the meaning set forth in Section 3.24

“Tax Return” means any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Person or its Subsidiaries.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any U.S. federal, state, or local taxing authority or by any non-U. S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; and (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i), and any interest on any fines, penalties, or additions.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Termination Fee” shall have the meaning set forth in Section 7.3(a).

SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 8.8 Entire Agreement. This Agreement, the Support Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 8.9 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors.

SECTION 8.10 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES). EACH PARTY HEREBY AGREES AND CONSENTS TO BE SUBJECT TO THE JURISDICTION OF FEDERAL AND STATE COURTS LOCATED IN THE STATE OF FLORIDA, AND ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

SECTION 8.11 Amendment. This Agreement may be amended by the parties hereto at any time before the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.12 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

SECTION 8.15 Interpretation.

(a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 8.16 No Third Party Beneficiaries. Except for (i) the rights of the Indemnitees pursuant to Section 8.2, Parent, CBM, the Company and the Bank hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.12 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.17 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

CBM FLORIDA HOLDING COMPANY

By:	/s/ Marcelo Faria de Lima
Name: Marcelo Faria de Lima
Title: Chairman

By:	/s/ Trevor R. Burgess
Name: Trevor R. Burgess
Title: Chief Executive Officer and Vice-Chairman

COMMUNITY BANK OF MANATEE

By:	/s/ William H. Sedgeman, Jr.
Name: William H. Sedgeman, Jr.
Title: Chairman and Chief Executive Officer

FIRST COMMUNITY BANK
CORPORATION OF AMERICA

By:	/s/ Kenneth P. Cherven
Name: Kenneth P. Cherven
Title: President & C.E.O.

FIRST COMMUNITY BANK OF AMERICA

By:	/s/ Kenneth P. Cherven
Name: Kenneth P. Cherven
Title: CEO

EXHIBIT A

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of February 10, 2011, is by and between CBM FLORIDA HOLDING COMPANY, a Delaware corporation (“Parent”); COMMUNITY BANK OF MANATEE, Florida chartered commercial bank (“CBM”); and the stockholders of the Company signatories hereto (collectively “Stockholders” and individually, a “Stockholder”).

RECITALS

A. Parent, CBM, First Community Bank Corporation of America, a Florida corporation (the “Company”); First Community Bank of America, a federal savings association (the “Bank”), have entered into an Acquisition Agreement, dated as of the date hereof (the “Acquisition Agreement”).

B. Each Stockholder is the beneficial owner, for itself or the benefit of certain funds and/or accounts managed by him, of that number of shares of common stock, par value $.05 per share, of the Company (the “Common Shares”) and shares of preferred stock, par value of $.01 per share (“Preferred Shares”, and collectively with the Common Shares, the “Shares”), set forth on Schedule I to this Agreement (the Shares beneficially owned by such Stockholder, together with any additional Shares of the Company acquired after the date hereof, being collectively referred to herein as the Stockholder’s “Subject Shares”).

C. As a condition to the willingness of Parent and CBM to enter into the Acquisition Agreement, and as an inducement to it to do so, the Stockholders have agreed for the benefit of the Parent and CBM as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the parties hereto hereby severally, and not jointly, agree as follows:

ARTICLE I

VOTING AGREEMENT AND PROXY

Section 1.1 Agreement to Vote

At any meeting of the holders of the Company’s Shares held prior to the termination of Article I of this Agreement pursuant to Section 2.13 hereof (the “Article I Termination Date”), however called, and at every adjournment or postponement thereof prior to the Article I Termination Date, each Stockholder shall vote or cause to be voted the Subject Shares (a) in favor of (i) the adoption of the Acquisition Agreement by the Company, (ii) the merger of the Bank with and into CBM (the “Acquisition”) and the other transactions contemplated by the Acquisition Agreement, and (iii) any actions required in furtherance of the Acquisition and the other transactions contemplated by the Acquisition Agreement, and (b) against (i) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Acquisition Agreement or that is reasonably likely to result in any of the conditions to the obligations of the Company under the Acquisition Agreement not being fulfilled, or (ii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Acquisition Agreement or the likelihood of such transactions being consummated (clauses (a) and (b) together, the “Proxy Matters”).

Section 1.2 Proxies and Voting Agreements

Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Subject Shares with respect to the Proxy Matters. Prior to the Article I Termination Date, each Stockholder agrees not to, directly or indirectly, with respect to the Subject Shares (a) grant any proxies or powers of attorney (other than pursuant to this Agreement and the Acquisition proxy statement), (b) deposit any of such Shares into any voting trust or (c) enter into any other voting agreement or understanding, in each case relating to the Proxy Matters.

Section 1.3 Transfer of Shares by the Stockholder

Prior to the Article I Termination Date, each Stockholder agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Subject Shares held by the Stockholder to any persons controlling, controlled by or under common control with the Stockholder who do not agree to become bound by the terms of this Agreement or to any other Person for the primary purpose of the circumvention of the obligations under this Agreement.

Section 1.4 Stockholder Representations and Warranties

Each Stockholder represents and warrants to the Parent and CBM that (i) the Stockholder has duly authorized, executed and delivered this Agreement and that this Agreement constitutes a valid and binding agreement, (ii) the consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of law applicable to the Stockholder, other than notice filings or other information required to be included in filings pursuant to the Securities Exchange Act of 1934, as amended, (iii) there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney or voting agreements relating to, the Subject Shares, other than this Agreement, (iv) the Shares set forth below the Stockholder’s name on the signature page hereto, constitute all of the securities of the Company owned of record by the Stockholder on the date hereof and (v) the Stockholder has the present power and right to direct, as to the voting of all of the issued and outstanding Shares set forth below the Stockholder’s name on the signature page hereto, the record owner thereof as contemplated herein.

ARTICLE II

MISCELLANEOUS

Section 2.1 Further Assurances

From time to time, at the reasonable request of the Parent and CBM, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement.

Section 2.2 Specific Performance

Each Stockholder agrees that the Parent and CBM would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement, and that the Parent and CBM would not have an adequate remedy at law for money damages in such event. Accordingly, the Parent and CBM shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that the Parent and CBM may have against the Stockholder for any failure to perform its obligations under this Agreement.

Section 2.3 Notices

All notices to be given pursuant hereto shall be given in accordance with Section 8.3 of the Acquisition Agreement, with the address for the Stockholder as set forth on the signature page hereof.

Section 2.4 Definitions and Interpretation

Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Acquisition Agreement. Section 8.5 of the Acquisition Agreement shall govern the interpretation hereof.

Section 2.5 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

Section 2.6 Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

Section 2.7 Governing Law; Jurisdiction; Waiver of Jury Trial

To the maximum extent permitted by applicable law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of law. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Florida and of the federal courts sitting in the State of Florida, and (ii) subject to service of process in the State of Florida. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the Miami-Dade County, Florida (the “Florida Courts”), for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Florida Courts and agrees not to plead or claim in any Florida Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

Section 2.8 Entire Agreement; Amendments and Waivers

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 2.9 Severability

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

Section 2.10 Attorneys’ Fees

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

Section 2.11 Stockholder Capacity

Each Stockholder signs solely in the Stockholder’s capacity as the record holder or beneficial owner of the Subject Shares and nothing in this Agreement shall limit or affect any actions taken by the Stockholder in the Stockholder’s capacity as an officer or director of the Company.

Section 2.12 Several Obligations

The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability for any violation of the terms and conditions of this Agreement by any other Stockholders.

Section 2.13 Termination

This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the termination of the Acquisition Agreement in accordance with its terms, or (ii) the Effective Time (as defined in the Acquisition Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

CBM Florida Holding Company

By:
Name:	Marcelo Faria de Lima
Title:	Chairman

By:
Name:	Trevor R. Burgess
Title:	Chief Executive Officer and Vice-Chairman

CBM:

COMMUNITY BANK OF MANATEE

By:
Name:	William H. Sedgeman, Jr.
Title:	Chairman and Chief Executive Officer

STOCKHOLDERS:

[See Attached Pages]

Appendix C

INVESTMENT BANKING GROUP

February 10, 2011

Board of Directors

First Community Bank Corporation of America

9001 Belcher Road

Pinellas Park, FL 33782

Ladies and Gentlemen:

First Community Bank Corporation of America (“First Community”), First Community Bank of America, a wholly-owned subsidiary of First Community (“Bank”), CBM Florida Holding Company (“CBM”) and Community Bank of Manatee have entered into an Acquisition Agreement, dated as of February 10, 2011 (collectively, the “Agreement”), pursuant to which CBM will acquire all the stock of the Bank from First Community (the “Acquisition”). Under the terms of the Agreement, upon consummation of the Acquisition, the outstanding shares of Bank will be converted into the right to receive from CBM $10,000,000 (less the FCLS Purchase Price) in cash, without interest (the “Acquisition Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Acquisition are fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Acquisition Consideration to First Community.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available Financial statements and other historical financial information of First Community that we deemed relevant; (iii) certain audited financial statements and other historical financial information of CBM that we deemed relevant in determining CBM’s financial capacity to undertake the Acquisition; (iv) internal financial projections for CBM for the year ending December 31, 2011 furnished by and reviewed with senior management of First Community; (v) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry, including those recent business combinations involving distressed institutions as seller; (vi) the current market environment generally and the commercial banking environment in particular; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of First Community the business, financial condition, results of operations and prospects of First Community including certain operating, liquidity, regulatory, asset quality and other financial matters concerning First Community.

C- 2

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by First Community or CBM or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of First Community or CBM that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Community or CBM or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of First Community or CBM nor have we reviewed any individual credit files relating to First Community or CBM. We have assumed, with your consent, that the respective allowances for loan losses for First Community or CBM are adequate to cover such losses.

With respect to the financial projections for First Community used by Sandler O’Neill in its analyses, the senior management of First Community confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of First Community. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of First Community or CBM since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that First Community or CBM will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice First Community received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Acquisition and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

C- 3

We have acted as First Community’s financial advisor in connection with the Acquisition and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Acquisition will also receive a fee for rendering this opinion. First Community and Bank have also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to First Community or CBM. We may also actively trade the equity and/or debt securities of First Community for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of First Community in connection with its consideration of the Acquisition and does not constitute a recommendation to any shareholder of Acquisition as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Acquisition or any transaction related thereto. Our opinion is directed only to the fairness, from a financial point of view, of the Acquisition Consideration to First Community and does not address the underlying business decision of First Community to undertake the Acquisition and management has advised us of their belief that the Acquisition represents the sole alternative for First Community and the Bank and Sandler O’Neill expresses no opinion as to the relative merits of the Acquisition as compared to any other alternative business strategies or transaction that might exist for First Community or the effect of any other transaction in which First Community might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Acquisition or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Acquisition by any other shareholder. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Acquisition Consideration to be received by First Community is fair to First Community from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill + Partners, L.P.

REVOCABLE PROXY

FIRST COMMUNITY BANK CORPORATION OF AMERICA

SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Kenneth P. Cherven and Robert M. Menke, and each of them, with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of the common stock of First Community Bank Corporation of America (“FCBC”) which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held at FCBC’s main office located at 9001 Belcher Road, Pinellas Park, Florida, 33782 on                     , April     , 2011, at              .m. local time and at any adjournments thereof.

The undersigned shareholder of FCBC may revoke this Proxy at any time before it is voted by either delivering a written notice of revocation to FCBC, delivering a duly executed Proxy bearing a later date to FCBC, or by attending the Annual Meeting and voting in person.

THE FOLLOWING ITEM IS BEING ACTED UPON:

	FOR	AGAINST	ABSTAIN
A proposal to approve the Plan of Complete Liquidation and Dissolution of FCBC and the Acquisition Agreement, dated February 10, 2011, among FCBC, First Community Bank of America, CBM Florida Holding Company and Community Bank & Company.	☐	☐	☐

NOTE:	When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE.

IMPORTANT: Please sign your name exactly as it appears on this proxy card. When shares are held by joint tenants, both should sign, when signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

The undersigned acknowledges receiving from FCBC, prior to the execution of the Proxy, a Notice of the Annual Meeting and a proxy statement dated March     , 2011.

Signature:

STICKER	Signature if held jointly:

Date:

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope. If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of records have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be case prior to 3 a.m.,                     . It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., , 2011: 1-866-849-8131	Vote by Internet anytime prior to 3 a.m., , 2011 go to https://www.proxyvotenow.com/fcfl

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

The proxy statement can also be found at www.FCFLproxy.com in the Investors section under Special Meeting Materials.

Your vote is important